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Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-118516; 333-118516-01

PROSPECTUS SUPPLEMENT TO THE PROSPECTUS DATED NOVEMBER 7, 2005.

$300,000,000

Plum Creek Timberlands, L.P.

5.875% Notes due 2015
Fully and Unconditionally Guaranteed by
 Plum Creek Timber Company, Inc.

          The notes will bear interest at the rate of 5.875% per year. Interest on the notes is payable on May 15 and November 15 of each year, beginning on May 15, 2006. The notes will mature on November 15, 2015. Plum Creek Timberlands, L.P., or the Partnership, may redeem some or all of the notes at any time prior to maturity. The redemption price is discussed under the caption "Description of Notes — Optional Redemption."

          The notes will be unsecured and unsubordinated indebtedness of the Partnership and will rank equally with all of the Partnership's other unsecured and unsubordinated indebtedness from time to time outstanding.

          Plum Creek Timber Company, Inc., or Plum Creek, the Partnership's parent company, will fully and unconditionally guarantee the notes. The guarantee will be an unsecured and unsubordinated obligation of Plum Creek and will rank equally with all of Plum Creek's other unsecured and unsubordinated indebtedness from time to time outstanding. Plum Creek, however, has no material assets other than its investment in the Partnership.

          See "Risk Factors" beginning on page S-4 to read about important factors you should consider before buying the notes.

          Neither the Securities and Exchange Commission nor any regulatory body has approved or disapproved of these notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price	99.731%	$299,193,000
Underwriting Discount	0.650%	$1,950,000
Proceeds, before expenses, to the Partnership	99.081%	$297,243,000

          The public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from November 14, 2005 if the notes are delivered after that date.

          The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company and its participants, including Euroclear Bank S.A./ N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about November 14, 2005.

Joint Book-Running Managers
Goldman, Sachs & Co.	Banc of America Securities LLC

UBS Investment Bank
Lazard Capital Markets
Rabo Securities (USA), Inc.
Scotia Capital
SunTrust Robinson Humphrey
BNY Capital Markets, Inc.
Piper Jaffray
Wells Fargo Securities, LLC

Prospectus Supplement dated November 8, 2005.

          You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	S-1
SUMMARY	S-2
RISK FACTORS	S-4
USE OF PROCEEDS	S-5
RATIO OF EARNINGS TO FIXED CHARGES	S-6
DESCRIPTION OF NOTES	S-7
UNDERWRITING	S-18
LEGAL MATTERS	S-21

Prospectus

ABOUT THIS PROSPECTUS	1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	1
PLUM CREEK AND THE PLUM CREEK OPERATING PARTNERSHIP	2
USE OF PROCEEDS	2
RATIO OF EARNINGS TO FIXED CHARGES	2
DESCRIPTION OF PLUM CREEK OPERATING PARTNERSHIP DEBT SECURITIES	3
DESCRIPTION OF PREFERRED STOCK	12
DESCRIPTION OF COMMON STOCK	16
PROVISIONS OF DELAWARE LAW APPLICABLE TO PREFERRED STOCK AND COMMON STOCK	19
DESCRIPTION OF DEPOSITORY SHARES	19
DESCRIPTION OF WARRANTS	22
PLAN OF DISTRIBUTION	23
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS	25
WHERE YOU CAN FIND MORE INFORMATION	34
LEGAL MATTERS	35
EXPERTS	35

          Unless otherwise indicated or unless the context requires otherwise, as used in this prospectus supplement and the accompanying prospectus, references to "we," "us," "our," and similar references are to Plum Creek Timber Company, Inc., all of its subsidiaries (including Plum Creek Timberlands, L.P.), and its predecessor, Plum Creek Timber Company, L.P. References to "Plum Creek" are to Plum Creek Timber Company, Inc., and references to the "Partnership" are to Plum Creek Timberlands, L.P.

ABOUT THIS PROSPECTUS SUPPLEMENT

          This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. The accompanying prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, from time to time, the Partnership may offer debt securities up to an aggregate amount of $400,000,000 (including this offering) and Plum Creek may offer preferred stock, common stock, depositary shares, warrants and guarantees up to an aggregate amount of $400,000,000. Of this amount, no securities have been sold as of the date of this prospectus supplement. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the notes that the Partnership is selling in this offering, which are fully and unconditionally guaranteed by Plum Creek. Both this prospectus supplement and the accompanying prospectus include, or incorporate by reference, important information about us, the securities being offered and other information you should know before investing. This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus. If any specific information regarding the notes and the guarantees in this prospectus supplement is inconsistent with the more general description of the securities in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, as well as the additional information described under "Where You Can Find More Information" in the accompanying prospectus, before investing in the notes. In particular, you should review the information under the heading "Risk Factors Applicable to the Business of Plum Creek" included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, which is incorporated by reference herein.

SUMMARY

          The information below is only a summary of more detailed information included elsewhere in or incorporated by reference in this prospectus supplement. This summary may not contain all the information that is important to you or that you should consider before buying notes in this offering. The other information is important, so please read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, carefully.

The Partnership and Plum Creek

          We are one of the largest land and timber owners in the nation. Our timberlands are well diversified, not only by species mix but also by age distribution. Growth rates vary depending on species, location, age and forestry practices. We manage our timber resource operations in two segments: the Northern Resources Segment and the Southern Resources Segment. In addition, our Other Segment, which is partially conducted through our taxable real estate investment trust or "REIT" subsidiaries, includes our natural resource activities that focus on opportunities resulting from our extensive property ownership including opportunities relating to mineral extraction, natural gas production and communication and transportation rights of way. The Real Estate Segment, which is partially conducted through our taxable REIT subsidiaries, refers to our disposition of higher and better use lands and other non-strategic timberlands. Our Manufactured Products Segment, which is conducted through our taxable REIT subsidiaries, includes lumber mills, plywood plants, medium density fiberboard facilities, and lumber remanufacturing facilities. These facilities convert logs to lumber, plywood and other wood products, and convert chips, sawdust and wood shavings to medium density fiberboard.

          We conduct substantially all of our operations through the Partnership. Plum Creek's wholly owned subsidiary is the sole general partner of the Partnership.

          Our principal executive offices are located at 999 Third Avenue, Suite 4300, Seattle, Washington 98104-4096, and our telephone number is (206) 467-3600.

The Offering

Issuer	Plum Creek Timberlands, L.P.
Guarantor	Plum Creek Timber Company, Inc.
Securities Offered	$300,000,000 initial aggregate principal amount of 5.875% notes due 2015.
Interest
The notes will bear interest at the rate of 5.875% per year. Interest on the notes is payable on May 15 and November 15 of each year, beginning on May 15, 2006. Interest on the notes will accrue from and including November 14, 2005.
Maturity	The notes will mature on November 15, 2015.
Optional Redemption
The Partnership may redeem some or all of the notes at any time at a redemption price equal to the sum of (i) 100% of the aggregate principal amount of the notes being redeemed, (ii) accrued but unpaid interest, if any, to, but not including, the redemption date and (iii) the Make-Whole Amount, if any. See "Description of Notes — Optional Redemption."

Ranking
The notes will be unsecured and unsubordinated indebtedness of the Partnership and will rank equally with all of the Partnership's other unsecured and unsubordinated indebtedness from time to time outstanding.
Covenants
The indenture will limit the ability of the Partnership and its restricted subsidiaries from incurring secured debt and entering into sale and leaseback transactions and will limit the Partnership's ability to consolidate, merge or sell all or substantially all of its assets. See "Description of Notes — Covenants" in this prospectus supplement and "Description of Plum Creek Operating Partnership Debt Securities — Consolidation, Merger or Sale" in the accompanying prospectus.
Guarantee
Plum Creek, the Partnership's parent company, will fully and unconditionally guarantee the notes. The guarantee will be an unsecured and unsubordinated obligation of Plum Creek and will rank equally with all of Plum Creek's other unsecured and unsubordinated indebtedness from time to time outstanding. Plum Creek, however, has no material assets other than its investment in the Partnership.
Trading
The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the notes but they are not obligated to do so and even if they do, they may discontinue market-making at any time without notice. See "Underwriting."
Form and Denomination
The note will be issued in book-entry form only through the facilities of The Depository Trust Company and its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme. The notes will be issued only in registered form in denominations of $1,000 and whole multiples of $1,000 in excess of that amount.
Use of Proceeds
Total net proceeds from the offering of the notes are expected to be approximately $297,243,000 after deducting underwriting discounts and commissions. We will use the net proceeds from the offering to finance the acquisition of approximately 650,000 acres of timberland from Escanaba Timber LLC, and for general operational purposes, which may include, but are not limited to, working capital, capital expenditures and the financing of future acquisitions. See "Use of Proceeds."

RISK FACTORS

          In addition to the risks relating to the businesses of the Partnership and Plum Creek, which are incorporated by reference in this prospectus supplement from the Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed by Plum Creek with the SEC on November 1, 2005, and the other information included in this prospectus supplement and the accompanying prospectus, you should carefully consider the following material risk factors before making an investment in the notes.

A trading market for your notes may not develop or, if developed, be maintained or be liquid.

          In making a decision to invest in the notes, you should assume that you will be holding the notes indefinitely. The notes are a new issue of securities and, therefore, there is currently no secondary market for the notes. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and even if they did, they may discontinue market-making at any time without notice. In addition, the liquidity of a trading market for the notes, and the price therefor, may be adversely affected by changes in the overall market for debt securities, by changes in our financial performance or in the prospects for companies in our industry. As a result, an active trading market may not be developed or sustained, and you may not be able to sell your notes when desired or at favorable prices.

          In addition, there may be a limited number of buyers when you decide to sell your notes. This may affect the price, if any, offered for your notes or your ability to sell your notes when desired or at all.

The notes will be structurally subordinated to all secured and unsecured liabilities and preferred equity of the Partnership's subsidiaries, and will also be effectively junior in right of payment to the Partnership's secured debt to the extent of the value of the assets securing such debt.

          At September 30, 2005, after giving effect to the sale of the notes and the application of the net proceeds, the Partnership would have had total indebtedness of approximately $2.2 billion, and the total indebtedness (exclusive of intercompany debt and leases) of the Partnership's subsidiaries would have been approximately $895 million, of which approximately $27 million was secured debt and $868 million was indebtedness of the Partnership for which certain subsidiaries are co-obligors. The indenture does not restrict Plum Creek, the Partnership or their respective subsidiaries from incurring additional unsecured indebtedness, although the indenture contains limited restrictions on the Partnership's and its restricted subsidiaries' ability to incur secured indebtedness. The notes will rank equally with all unsecured and unsubordinated indebtedness of the Partnership now or hereafter incurred, but will be structurally subordinated to all secured and unsecured indebtedness and other liabilities and preferred equity of the Partnership's subsidiaries now or hereafter incurred. In addition, the notes will be effectively junior in right of repayment to the Partnership's secured debt to the extent of the lesser of the principal amount of such debt and the value of the assets securing such debt. In the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the Partnership's business, the assets of the Partnership's subsidiaries will be available to pay the amounts due on the notes and the Partnership's other unsecured and unsubordinated indebtedness then outstanding only after all indebtedness and preferred equity of the Partnership's subsidiaries (whether secured or unsecured) has been repaid in full. In addition, the assets of the Partnership will be available to pay the amounts due on the notes and the Partnership's other unsecured and unsubordinated indebtedness then outstanding only after all secured indebtedness of the Partnership, if any, has been repaid in full. Therefore, there may not be sufficient assets remaining to pay all amounts due on any or all of the notes.

Plum Creek has no material assets other than its investment in the Partnership.

          Plum Creek will fully and unconditionally guarantee all payments due on the notes. However, Plum Creek has no material assets other than its investment in the Partnership.

Plum Creek's guarantee will be effectively subordinated to all liabilities and preferred equity of Plum Creek's subsidiaries.

          The guarantee will be an unsecured and unsubordinated obligation of Plum Creek and will rank equally with all other unsecured and unsubordinated obligations of Plum Creek from time to time outstanding, including other guarantees. At September 30, 2005, Plum Creek had no unsecured and unsubordinated obligations on an unconsolidated basis. Plum Creek's guarantee of the notes will be effectively subordinated to all liabilities and preferred equity of Plum Creek's subsidiaries, including the Partnership and its subsidiaries. At September 30, 2005, the Partnership and its subsidiaries had total liabilities and preferred equity of approximately $2.2 billion.

The indenture governing the notes does not restrict the amount of additional debt Plum Creek or the Partnership may incur or prohibit Plum Creek or the Partnership from entering into a highly leveraged transaction.

          Although the Partnership's current debt instruments have restrictions on the amount of indebtedness for borrowed money the Partnership or its subsidiaries may incur, there is no assurance that such restrictions will be applicable in the future. Furthermore, the indenture governing the notes does not restrict the amount of unsecured indebtedness that Plum Creek, the Partnership or their respective subsidiaries may incur or their ability to enter into a highly leveraged transaction or other transaction that is not in the best interests of their respective creditors, including holders of the notes. For example, we intend to pursue acquisitions of strategic timberland properties. We anticipate financing such acquisitions through cash from operations, borrowings under the Partnership's credit facilities, proceeds from additional equity or debt offerings or proceeds from asset dispositions, or any combination thereof. The incurrence of additional debt by Plum Creek, the Partnership or their respective subsidiaries may have important consequences for you as a holder of the notes, including making it more difficult for the Partnership to satisfy its obligations with respect to the notes, a loss in the trading value of your notes and a risk that the credit rating of the notes is lowered or withdrawn.

USE OF PROCEEDS

          The net proceeds from the sale of the notes is expected to be approximately $297,243,000 after deducting underwriting discounts and commissions. The Partnership intends to use the net proceeds from this offering to finance the acquisition of approximately 650,000 acres of timberland from Escanaba Timber LLC and for general operational purposes, which may include, but are not limited to, working capital, capital expenditures and the financing of future acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES

          Plum Creek merged with The Timber Company in October 2001. The merger was accounted for as a "reverse acquisition," with The Timber Company being treated as the acquirer for accounting and financial reporting purposes. As a consequence, the historical financial statements of The Timber Company became the financial statements of Plum Creek effective as of October 6, 2001. The year 2002 was the first full year of results for the merged company. The financial data for the year ended December 31, 2001 includes the operating results of The Timber Company up until the date of the merger and the operating results of the merged company for the remainder of the year. The financial data for the years prior to 2001 reflect only the data of The Timber Company.

          The table below reflects Plum Creek's ratio of earnings to fixed charges for the following periods: (i) the nine months ended September 30, 2005, and (ii) each of the five years in the period ended December 31, 2004. The ratios of earnings to fixed charges for the Partnership are the same as the ratios of earnings to fixed charges for Plum Creek for such periods.

			For the Year Ended December 31,
	For the Nine Months Ended September 30, 2005
			2004		2003		2002		2001		2000
Ratio of earnings to fixed charges(1)
Actual	4.3	x	4.1	x	2.5	x	3.1	x	3.5	x	4.6	x

(1)
The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, "earnings" consists of pre-tax income plus fixed charges; and "fixed charges" consists of interest expense (including amortization of loan costs), amortization of premiums and discounts related to indebtedness and the interest component of rent expense.

DESCRIPTION OF NOTES

          The following description of the particular terms of the notes and the guarantee offered by this prospectus supplement supplements, and to the extent inconsistent therewith, replaces, the description of the general terms and provisions of debt securities and the guarantee set forth in the accompanying prospectus under the caption "Description of Plum Creek Operating Partnership Debt Securities" beginning on page 3. This description is only a summary and is not complete. You should read the entire indenture and related officers' certificate carefully before investing in the notes, as they, and not this summary, will govern your rights as a holder of notes. Capitalized terms used herein and not defined in this prospectus supplement shall have the meanings given to them in the accompanying prospectus or in the indenture referred to in this prospectus supplement.

General

          The Partnership initially is offering $300,000,000 aggregate principal amount of its notes. The notes will be issued as a new series of debt securities under an indenture, which is more fully described in the accompanying prospectus. The notes will mature on November 15, 2015. The Partnership may, without the consent of any of the holders of the notes, create and issue additional debt securities so that those additional debt securities will form a single series with the notes.

          The Partnership will pay interest on the notes at the rate of 5.875% per year semi-annually in arrears on May 15 and November 15 of each year, commencing May 15, 2006, to the registered holders of the notes on the preceding May 1 or November 1, as the case may be. Interest will accrue from and including November 14, 2005.

          The notes will be unsecured obligations of the Partnership and will rank equally with other unsecured debt of the Partnership that is not subordinated to the notes. The notes are effectively subordinated to all outstanding liabilities and preferred equity of the Partnership's subsidiaries. See "Risk Factors — The notes will be structurally subordinated to all secured and unsecured liabilities and preferred equity of the Partnership's subsidiaries, and will also be effectively junior in right of payment to the Partnership's secured debt to the extent of the value of the assets securing such debt."

          The guarantee will be effectively subordinated to all outstanding indebtedness of the Partnership and its subsidiaries, and the notes will be effectively subordinated to all outstanding liabilities and preferred equity of the Partnership's subsidiaries.

          Interest payments in respect of the notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid or duly made available for payment with respect to the notes) to but excluding the applicable interest payment date or maturity date, as the case may be. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

          If any interest payment date or maturity date falls on a day that is not a Business Day, the required payment of principal, Make-Whole Amount (as defined under "— Optional Redemption" below), if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such interest payment date or maturity date, as the case may be, to the date of such payment on the next succeeding Business Day. As used in this prospectus supplement, "Business Day" means any day, other than a Saturday or Sunday, on which banking institutions in New York, New York are not required or authorized by law or executive order to close.

          The notes will be issued only in registered form in denominations of $1,000 and whole multiples of $1,000 in excess of that amount.

          The notes will be issued as global debt securities. For more information, please refer to the sections captioned "— Book-Entry, Delivery and Form," "— Secondary Market Trading" and "— Definitive Notes and Paying Agents" below and "Description of Plum Creek Operating Partnership Debt Securities — Registered Global Securities" beginning on page 7 of the accompanying prospectus.

          Plum Creek will fully and unconditionally guarantee the notes. Plum Creek, however, has no material assets other than its interest in the Partnership. The guarantee will be an unsecured and unsubordinated obligation of Plum Creek. See "Risk Factors — Plum Creek has no material assets other than its investment in the Partnership" and "— Plum Creek's guarantee will be effectively subordinated to all liabilities and preferred equity of Plum Creek's subsidiaries."

          The notes are not repayable at the option of any holder before maturity.

Optional Redemption

          The Partnership may redeem the notes at any time in whole or from time to time in part at a redemption price equal to the sum of 100% of the aggregate principal amount of the notes being redeemed, accrued but unpaid interest on those notes to, but not including, the redemption date, and the Make-Whole Amount, if any. The Partnership will, however, pay the interest installment due on any interest payment date that occurs on or before a redemption date to the registered holders of the notes as of the close of business on the record date immediately preceding that interest payment date.

          If the Partnership has given notice as provided in the indenture and made funds available for the redemption of any notes called for redemption on the redemption date referred to in that notice, those notes will cease to bear interest on that redemption date and the only right of the holders of those notes will be to receive payment of the redemption price.

          The Partnership will give notice of any redemption of any notes to holders of the notes to be redeemed at their addresses, as shown in the security register for the notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the aggregate principal amount of the notes to be redeemed.

          If the Partnership chooses to redeem less than all of the notes, it will notify U.S. Bank National Association, the trustee under the indenture governing the notes, at least 10 days before giving notice of redemption, or such shorter period as is satisfactory to the trustee, of the aggregate principal amount of notes to be redeemed and the applicable redemption date. The trustee will select, in the manner it deems fair and appropriate, the notes to be redeemed in part.

          As used in this prospectus supplement:

            "Make-Whole Amount" means, in connection with any optional redemption, the excess, if any, of (a) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest, exclusive of interest accrued to the date of redemption, that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis (assuming a 360-day year of twelve 30-day months), such principal and interest at the Reinvestment Rate, determined on the third Business Day preceding the date notice of such redemption is given, from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of redemption, over (b) the aggregate principal amount of the notes being redeemed.

            "Reinvestment Rate" means 0.25% plus the arithmetic mean of the yields under the heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity, rounded to the nearest month, corresponding to the remaining life to maturity, as of the payment date of the principal amount of the notes being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury yield in the above manner, then the Treasury yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by us.

            "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which reports yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any required determination under the indenture, then such other reasonably comparable index which shall be designated by us.

Guarantee

          Plum Creek will fully and unconditionally guarantee the due and punctual payment of the notes, whether at maturity, by acceleration or otherwise, in accordance with the terms of such guarantee and the indenture. If the Partnership fails to punctually pay any principal of, Make-Whole Amount or interest on, the notes, the guarantee provides that Plum Creek will cause any such payment to be made as it becomes due and payable, without duplication, whether at maturity, upon acceleration or otherwise, and as if such payment were made by the Partnership. However, see "Risk Factors — Plum Creek has no material assets other than its investment in the Partnership" and "— Plum Creek's guarantee will be effectively subordinated to all liabilities and preferred equity of Plum Creek's subsidiaries."

Covenants

          Limitations On Creation of Secured Debt.    Neither the Partnership nor any Restricted Subsidiary of the Partnership will issue, incur, create, assume or guarantee any Secured Debt without securing the notes equally and ratably with or prior to that Secured Debt unless after giving effect to such transaction, including any concurrent repayment of any Secured Debt, the sum of (A) the total amount of all Secured Debt with which the notes are not at least equally and ratably secured and (B) the greater of the total net proceeds and all Attributable Debt with respect to all sale and lease-back transactions involving Principal Properties entered into after the date of the indenture, other than those permitted under "— Limitations On Sale and Lease-Back Transactions," would not exceed 10% of Consolidated Net Tangible Assets at the end of the Partnership's most recent fiscal quarter.

          Limitations On Sale and Lease-Back Transactions.    Subject to the immediately succeeding paragraph, neither the Partnership nor any Restricted Subsidiary of the Partnership will enter into any lease with a term longer than three years covering any Principal Property of the Partnership or its Restricted Subsidiaries that is sold to any other person (other than Plum Creek, the Partnership or any Restricted Subsidiary) in connection with that lease unless either:

  1.
  the Partnership or any of its Restricted Subsidiaries would be entitled to incur Secured Debt on the Principal Property without equally and ratably securing the notes pursuant to the covenant described in "— Limitations on Creation of Secured Debt" above; or

  2.
  an amount equal to the greater of (x) the net proceeds from the sale of such Principal Property or (y) the Attributable Debt with respect to the sale and lease-back transaction is applied within 180 days of such sale to the voluntary retirement or prepayment of the Partnership's or any Restricted Subsidiary's long-term Debt which is senior to or equal with the notes in right of payment or to the purchase or development of other property that will constitute Principal Property; or

  3.
  such sale and lease-back transaction is financed through an industrial revenue bond, industrial development bond, pollution control bond or similar financing arrangement between the Partnership or a Restricted Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency.

          However, the Partnership and any of its Restricted Subsidiaries would be able to enter into a sale and lease-back transaction without being required to apply the net proceeds or Attributable Debt as required above if, after giving effect to such transaction, including any concurrent repayment of Secured Debt, the sum of (A) the total amount of all Secured Debt with which the notes are not at least equally and ratably secured and (B) the greater of the total net proceeds or Attributable Debt of all sale and lease-back transactions entered into after the date of the indenture (other than as permitted by this covenant), would not exceed 10% of Consolidated Net Tangible Assets at the end of the Partnership's most recent fiscal quarter.

Definitions Relating to the Covenants

          "Attributable Debt" means, with regard to a sale and lease-back transaction, the lesser of (A) the fair market value of the property subject thereto as determined in good faith by Plum Creek's board of directors or (B) the discounted present value of all net rentals under the lease. The discount rate used to determine the discounted present value will equal the weighted average rates of all securities then issued and outstanding under the indenture.

          "Consolidated Net Tangible Assets" means total assets less the sum of total current liabilities and intangible assets, in each case as set forth on the most recent consolidated balance sheet of the Partnership and its consolidated subsidiaries and computed in accordance with accounting principles generally accepted in the United States.

          "Debt" means, at any time, all obligations of the Partnership and each Restricted Subsidiary, to the extent such obligations would appear as a liability upon the consolidated balance sheet of the Partnership, in accordance with generally accepted accounting principles, (1) for borrowed money, (2) evidenced by bonds, debentures, notes or other similar instruments, and (3) in respect of any letters of credit supporting any Debt of others, and all guarantees by the Partnership or any Restricted Subsidiary of Debt of others.

          "Lien" means a mortgage, security interest, security agreement, pledge, lien, charge or any other encumbrance of any kind.

          "Principal Property" means (1) Timberlands, and (2) any mill, converting plant, manufacturing plant or other facility owned on the date of the indenture or thereafter acquired by the Partnership or any Restricted Subsidiary that is located within the continental United States.

          "Restricted Subsidiary" means any direct or indirect domestic Subsidiary of the Partnership that owns any Principal Property.

          "Secured Debt" means any Debt of the Partnership or any of its Restricted Subsidiaries that is secured by a Lien on any Principal Property or on any stock of, or on any Debt of, a Restricted Subsidiary. Secured Debt does not include Debt secured by:

  •
  Liens existing at the time of acquisition by the Partnership or any of its Restricted Subsidiaries on Principal Property or on any stock of, or on any Debt of, a Restricted Subsidiary, whether or not assumed;

  •
  Liens to secure Debt among the Partnership and/or one of its Restricted Subsidiaries or among Restricted Subsidiaries;

  •
  Liens of an entity existing at the time such entity is merged or consolidated with the Partnership or a Restricted Subsidiary;

  •
  Liens on shares of stock or on Debt or other assets of an entity existing at the time such entity becomes a Restricted Subsidiary;

  •
  Liens of an entity at the time of a sale or lease of the properties of such entity as an entirety or substantially as an entirety to the Partnership or a Restricted Subsidiary;

  •
  Liens on timberlands in connection with an arrangement under which the Partnership and/or one or more of its Restricted Subsidiaries are obligated to cut and pay for timber in order to provide the Lien holder with a specified amount of money, however determined;

  •
  Liens on property to secure all or part of the cost of acquiring, substantially repairing or altering, constructing, developing or substantially improving the property, or to secure all or part of such property, subject to certain limitations;

  •
  Liens created or incurred in connection with an industrial revenue bond, industrial development bond, pollution control bond or similar financing arrangement between the Partnership or a Restricted Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency;

  •
  Liens for taxes, assessments or other governmental charges which are not yet due or which are payable without penalty that are being contested by the Partnership or a Restricted Subsidiary, and for which adequate reserves have been created;

  •
  Liens arising out of litigation or judgments being contested in good faith and by appropriate proceedings;

  •
  materialmen's, mechanics', workmen's, repairmen's, landlord's Liens for rent or other similar Liens arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested by the Partnership or any of its Restricted Subsidiaries in good faith and by appropriate proceedings;

  •
  Liens consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor irregularities that do not materially impair the use of the real property;

  •
  Liens existing at the date of the indenture; or

  •
  Liens constituting any extension, renewal or replacement of any Lien listed above to the extent the amount of the Lien is not increased.

          "Timberlands" means any real property of the Partnership or any Restricted Subsidiary located within the continental United States which contains (or upon completion of a growth cycle then in process is expected to contain) standing timber of a commercial quantity and of merchantable quality, excluding, however, any such real property which at the time of determination is held primarily for development and not primarily for the production of timber.

Same-Day Payment

          The Partnership will make all payments due on the notes in immediately available funds so long as the notes are in book-entry form.

Book-Entry, Delivery and Form

          All interests in the notes will be subject to the operations and procedures of The Depository Trust Company ("DTC"), Euroclear Bank S.A./N.V. ("Euroclear") and Clearstream Banking, société anonyme ("Clearstream"). Holders of the notes may hold their notes through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are participants of such systems, or directly through organizations that are participants in such systems.

  General

          To facilitate subsequent transfers, the notes initially will be registered in the name of Cede & Co. as registered owner and nominee for DTC, which will act as securities depositary for the notes. Purchases of the notes will be in book-entry form only, as more fully described below. Clearstream and Euroclear may hold omnibus positions on behalf of their participants through customers' securities accounts in Clearstream's and/or Euroclear's names on the books of their respective U.S. depositaries, which, in turn, hold such positions in customers' securities accounts in the U.S. depositaries' names on the books of DTC. Citibank, N.A. acts as the U.S. depositary for Clearstream and JPMorgan Chase Bank, N.A. acts as the U.S. depositary for Euroclear (each, a "U.S. Depositary" and, collectively, the "U.S. Depositaries").

          DTC has advised the Partnership and Plum Creek as follows: DTC, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for DTC participants and to facilitate the settlement of securities transactions among DTC participants through electronic computerized book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the underwriter of the notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly ("DTC Direct Participants") or indirectly ("DTC Indirect Participants").

          Purchases of notes under the DTC system must be made by or through DTC Direct Participants, which will receive a credit for the notes on the records maintained by DTC or its nominee. The ownership interest of each actual purchaser of notes ("beneficial owner") is in turn to be recorded on the DTC Direct and Indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the DTC Direct or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of DTC Direct and Indirect Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

          Principal, Make-Whole Amount, if any, and interest payments on the notes will be made, to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, by wire transfer of immediately available funds. Upon receipt of any payment of principal of, Make-Whole Amount or interest on the notes, DTC's practice is to credit DTC Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records. Payments by DTC Direct Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such DTC Direct Participant and not DTC, its nominee, the Partnership or Plum Creek, subject to statutory or regulatory requirements as may be in effect from time to time. Payment of principal, Make-Whole Amount, if any, and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Partnership, disbursement of such payments to DTC Direct Participants shall be the responsibility of DTC, and disbursement of such payments to beneficial owners shall be the responsibility of the DTC Direct Participants and DTC Indirect Participants.

          The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; records maintained by DTC or its nominee reflect only the identity of the DTC Direct Participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The DTC Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Neither the Partnership nor Plum Creek can and do not give any assurances that DTC, DTC Direct Participants, DTC Indirect Participants, Clearstream, Clearstream customers ("Clearstream Participants"), Euroclear or Euroclear's participants ("Euroclear Participants") will distribute to the beneficial owners of the notes: (i) payments of principal and interest payments (including Make-Whole Amount payments) with respect to the notes; (ii) confirmation of ownership interest in the notes; or (iii) notices sent to DTC or Cede & Co., its nominee, as the registered owner of the notes, or that they will do so on a timely basis, or that any of DTC, DTC Direct Participants, DTC Indirect Participants, Clearstream, Clearstream Participants, Euroclear or Euroclear Participants will serve and act in the manner described in this prospectus supplement.

          Neither the Partnership nor Plum Creek will have any responsibility or obligations to any of DTC, DTC Direct Participants, Euroclear, Euroclear Participants, DTC Indirect Participants, Clearstream, Clearstream Participants or the beneficial owners of the notes with respect to: (i) the accuracy of any records maintained by DTC or any DTC Direct Participants, DTC Indirect Participants, Clearstream, Clearstream Participants, Euroclear or Euroclear Participants; (ii) the payment by DTC or any DTC Direct Participants, DTC Indirect Participants, Clearstream, Clearstream Participants, Euroclear or Euroclear Participants of any amount due to any beneficial owner of the notes in respect of principal and interest payments (including Make-Whole Amount payments) on the notes; (iii) the delivery by DTC or any DTC Direct Participants, DTC Indirect Participants, Clearstream, Clearstream Participants, Euroclear or Euroclear Participants of any notice to any beneficial owner of the notes that is required or permitted to be given to owners under the terms of the notes; or (iv) any consent given or other action taken by DTC as registered holder of the notes.

          The information concerning Clearstream and Euroclear has been derived from information obtained from Clearstream and Euroclear and other sources. Neither the Partnership, Plum Creek nor the underwriters make any representation or warranty regarding the accuracy or completeness thereof.

  Clearstream

          Clearstream holds securities for Clearstream Participants and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream in any of 36 currencies, including U.S. Dollars. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in over 30 countries through established depository and custodial relationships.

          Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier, and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include the Underwriters. Clearstream's U.S. participants are limited to securities brokers and dealers and banks. Currently, Clearstream has approximately 2,000 participants located in over 80 countries, including all major European countries, Canada, and the United States. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream. Clearstream has established an electronic bridge with Euroclear as the operator of the Euroclear System (the "Euroclear Operator") in Brussels to facilitate settlement of trades between Clearstream and the Euroclear Operator.

  Euroclear

          Euroclear holds securities and book-entry interests in securities for participating organizations and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries.

          Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include the Underwriters.

          Non-participants in the Euroclear System may hold and transfer book-entry interests in the notes through accounts with a participant in the Euroclear System or any other securities intermediary that holds a book-entry interest in the securities through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

          Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

          Clearance and Settlement.    Although Euroclear has agreed to the procedures provided below in order to facilitate transfers of securities among Euroclear Participants, and between Euroclear Participants and participants of other intermediaries, it is under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time.

          Initial Distribution.    Investors electing to acquire notes through an account with Euroclear or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of the notes. Notes to be acquired against payment through an account with Euroclear will be credited to the securities clearance accounts of the respective Euroclear Participants in the securities processing cycle for the business day following the settlement date for value as of the settlement date, if against payment.

          Secondary Market.    Investors electing to acquire, hold or transfer notes through an account with Euroclear or some other securities intermediary must follow the settlement procedures of such an intermediary with respect to the settlement of secondary market transactions in the notes.

          Custody.    Investors who are participants in the Euroclear System may acquire, hold or transfer interests in the notes by book-entry to accounts with Euroclear. Investors who are not participants in the Euroclear System may acquire, hold or transfer interests in the notes by book-entry to accounts with a securities intermediary who holds a book-entry interest in the notes through accounts with Euroclear.

          Custody Risk.    Investors that acquire, hold and transfer interests in the notes by book-entry through accounts with Euroclear or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the individual notes.

          Euroclear has advised as follows:

          Under Belgian law, investors that are credited with securities on the records of Euroclear have a co-property right in the fungible pool of interests in securities on deposit with Euroclear in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of Euroclear, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with Euroclear. If Euroclear did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all participants credited with such interests in securities on Euroclear's records, all participants having an amount of interests in securities of such type credited to their accounts with Euroclear would have the right under Belgian law to the return of their pro-rata share of the amount of interests in securities actually on deposit.

          Under Belgian law, Euroclear is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

          Investors electing to hold their notes through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional EuroBonds in registered form. Notes will be credited to the securities custody accounts of Euroclear and Clearstream holders on the business day following the settlement date against payment for value on the settlement date.

          Distributions with respect to the notes held beneficially through Clearstream will be credited to the cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by its U.S. Depositary. Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by its U.S. Depositary. Such distributions will be subject to tax reporting in accordance with relevant U.S. tax laws and regulations.

          Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by an owner of the notes on behalf of a Clearstream Participant or Euroclear Participant only in accordance with the relevant rules and procedures and subject to the U.S. Depositary's ability to effect such actions on its behalf through DTC.

Secondary Market Trading

          Secondary market trading between DTC Direct Participants (other than the U.S. Depositaries) will be settled using the procedures applicable to U.S. corporate debt obligations in same-day funds.

Secondary market trading between Euroclear Participants and/or Clearstream Participants will be settled using the procedures applicable to conventional EuroBonds in same-day funds.

          When notes are to be transferred from the account of a DTC Participant (other than U.S. Depositaries) to the account of a Euroclear Participant or a Clearstream Participant, the purchaser must send instructions to the applicable U.S. Depositary one business day before the settlement date. Euroclear or Clearstream, as the case may be, will instruct its U.S. Depositary to receive the notes against payment. Its U.S. Depositary will then make payment to the DTC Direct Participant's account against delivery of the notes. After settlement has been completed, the notes will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Euroclear Participants' or Clearstream Participants' accounts. Credit for the notes will appear on the next day (European time) and cash debit will be back-valued to, and the interest on the notes will accrue from the value date (which would be the preceding day when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the Euroclear or Clearstream cash debit will be valued instead as of the actual settlement date.

          Euroclear Participants and Clearstream Participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to pre-position funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Euroclear or Clearstream. Under this approach, they may take on credit exposure to Euroclear or Clearstream until the notes are credited to their accounts one day later.

          As an alternative, if Euroclear or Clearstream has extended a line of credit to them, participants/customers can elect not to pre-position funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear Participants or Clearstream Participants purchasing notes would incur overdraft charges for one day, assuming they cleared the overdraft when the securities were credited to their accounts. However, interest on the notes would accrue from the value date. Therefore, in many cases, the investment income on notes earned during that one day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each participant's/customer's particular cost of funds.

          Because the settlement is taking place during New York business hours, DTC Direct Participants can employ their usual procedures for sending securities to the applicable U.S. Depositary for the benefit of Euroclear Participants or Clearstream Participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to a DTC Direct Participant, a cross-market transaction will settle no differently from a trade between two DTC Direct Participants.

          Due to time zone differences in their favor, Euroclear Participants and Clearstream Participants may employ their customary procedure for transactions in which securities are to be transferred by the respective clearing system, through the applicable U.S. Depositary to another DTC Direct Participants. In these cases, Euroclear will instruct its U.S. Depositary to credit the securities to the DTC Direct Participant's account against payment. The payment will then be reflected in the account of the Euroclear Participant or Clearstream Participant the following business day, and receipt of the cash proceeds in the Euroclear Participants' or Clearstream Participants' accounts will be back-valued to the value date (which would be the preceding day, when settlement occurs in New York). If the Euroclear Participant or Clearstream Participant has a line of credit with its respective clearing system and elects to draw on such line of credit in anticipation of receipt of the sale proceeds in its account, the back-valuation may substantially reduce or offset any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (i.e., the trade fails), receipt of the cash proceeds in the Euroclear Participant's or Clearstream Participant's accounts would instead be valued as of the actual settlement date.

Procedures May Change

          Although DTC, Clearstream and Euroclear have agreed to these procedures in order to facilitate transfers of securities among DTC and DTC Direct Participants, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures and these procedures may be discontinued and may be changed at any time by any of them.

Definitive Notes and Paying Agents

          In the event DTC discontinues providing its services as securities depository or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, we decide to discontinue use of the system of book-entry transfers through DTC or an event of default with respect to the notes occurs and beneficial owners representing a majority in principal amount of the notes advise DTC to cease acting as depositary for such notes, then the beneficial owners will be notified through the chain of intermediaries that definitive notes are available. Beneficial owners of global notes will then be entitled (1) to receive physical delivery in certificated form of definitive notes equal in principal amount to their beneficial interest and (2) to have the definitive notes of the applicable series registered in their names. The definitive notes will be issued in denominations of $1,000 and whole multiples of $1,000 in excess of that amount. Definitive notes will be registered in the name or names of the person or persons DTC specifies in a written instruction to the registrar of the notes. DTC may base its written instruction upon directions it receives from its participants. Thereafter, the holders of the definitive notes will be recognized as the "holders" of the notes under the indenture.

          The indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive note, so long as the applicant furnishes to the Partnership and Plum Creek and the trustee such security or indemnity and such evidence of ownership as they may require.

          In the event definitive notes are issued, the holders of definitive notes will be able to receive payments of principal, Make-Whole Amount, if any, and interest on their notes at the office of the Partnership's paying agent maintained in the Borough of Manhattan. Payment of principal of, or Make-Whole Amount, if any, on a definitive note may be made only against surrender of the note to the Partnership's paying agent. The Partnership has the option, however, of making payments of interest by mailing checks to the address of the holder appearing in the security register maintained by the registrar.

          The Partnership's paying agent in the Borough of Manhattan is currently the corporate trust office of U.S. Bank National Association, located at 100 Wall Street, 15th Floor, New York, New York 10004.

          In the event definitive notes are issued, the holders of definitive notes will be able to transfer their notes, in whole or in part, by surrendering the notes for registration of transfer at the office of U.S. Bank National Association, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to the Partnership and the securities registrar. A form of such instrument of transfer will be obtainable at the offices of U.S. Bank National Association. Upon surrender, the Partnership and Plum Creek will execute, and the trustee will authenticate and deliver new notes to the designated transferee in the amount being transferred, and a new note for any amount not being transferred will be issued to the transferor. The Partnership will not charge any fee for the registration of transfer or exchange, except that the Partnership may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Accuracy of Clearing Agency Information

          The information in this section concerning DTC, Clearstream and Euroclear and their respective systems and procedures has been obtained from sources that the Partnership, Plum Creek and the underwriters believe to be reliable, but the Partnership, Plum Creek and the underwriters take no responsibility for the accuracy thereof.

Governing Law

          The notes, the guarantee and the indenture shall be governed by and construed in accordance with the laws of the State of New York.

UNDERWRITING

          Plum Creek, the Partnership and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	$111,000,000
Banc of America Securities LLC	111,000,000
UBS Securities LLC	24,000,000
Lazard Capital Markets LLC	9,000,000
Rabo Securities (USA), Inc.	9,000,000
Scotia Capital (USA) Inc.	9,000,000
SunTrust Capital Markets Inc.	9,000,000
BNY Capital Markets, Inc.	6,000,000
Piper Jaffray & Co.	6,000,000
Wells Fargo Securities, LLC	6,000,000

Total	$300,000,000

          The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

          Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.40% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

          The notes are a new issue of securities with no established trading market. Plum Creek and the Partnership have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

          Certain of the underwriters will make the notes available for distribution on the Internet through a proprietary website and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications for these underwriters and their customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from these underwriters based on transactions they conduct through the system. These underwriters will make the notes available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

          In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

          The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

          These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  (c)
  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

          Each underwriter has represented and agreed that:

  (a)
  (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 ("FSMA") by the Issuer;

  (b)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Partnership or Plum Creek; and

  (c)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

          The notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the Notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

          The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

          This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

          Lazard Capital Markets LLC, one of the underwriters in the offering of the notes, has entered into an agreement with Mitsubishi UFJ Securities (USA), Inc. ("MUS (USA)") pursuant to which MUS (USA) provides certain advisory and/or other services to Lazard Capital Markets LLC, including in respect of this offering. In return for these services, Lazard Capital Markets LLC will pay to MUS (USA) a mutually agreed upon fee.

          We estimate that our collective share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $500,000.

          We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

          Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and general financing services for us, including as a participant in our credit facilities, for which they received or will receive customary fees and expenses.

          U.S. Bank National Association, the trustee under the indenture, is an affiliate of Piper Jaffray & Co., one of the underwriters in the offering of the notes.

LEGAL MATTERS

          The validity of the securities offered hereby will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Certain federal tax matters will be passed upon for Plum Creek by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Sidley Austin Brown & Wood LLP, New York, New York, will act as counsel to the underwriters.

PROSPECTUS

PLUM CREEK TIMBER COMPANY, INC.
$400,000,000
Preferred Stock
Common Stock
Depositary Shares
Warrants
Guarantees

PLUM CREEK TIMBERLANDS, L.P.
$400,000,000
Debt Securities

        By this prospectus, we may offer preferred stock, common stock, depositary shares, warrants and guarantees of Plum Creek Timber Company, Inc. and debt securities of Plum Creek Timberlands, L.P. We will provide the specific terms of these securities in supplements to this prospectus. The common stock of Plum Creek Timber Company, Inc. is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "PCL."

        You should read this prospectus and the applicable prospectus supplement before you invest.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is November 7, 2005

        You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

ABOUT THIS PROSPECTUS	1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	1
PLUM CREEK AND THE PLUM CREEK OPERATING PARTNERSHIP	2
USE OF PROCEEDS	2
RATIO OF EARNINGS TO FIXED CHARGES	2
DESCRIPTION OF PLUM CREEK OPERATING PARTNERSHIP DEBT SECURITIES	3
DESCRIPTION OF PREFERRED STOCK	12
DESCRIPTION OF COMMON STOCK	16
PROVISIONS OF DELAWARE LAW APPLICABLE TO PREFERRED STOCK AND COMMON STOCK	19
DESCRIPTION OF DEPOSITARY SHARES	19
DESCRIPTION OF WARRANTS	22
PLAN OF DISTRIBUTION	23
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS	25
WHERE YOU CAN FIND MORE INFORMATION	34
LEGAL MATTERS	35
EXPERTS	35

        Unless otherwise indicated or unless the context requires otherwise, as used in this prospectus and in any accompanying prospectus supplement, references to "we," "our," and similar references are to Plum Creek Timber Company, Inc., all of its subsidiaries (including Plum Creek Timberlands, L.P.), and its predecessor, Plum Creek Timber Company, L.P. References to "Plum Creek" are to Plum Creek Timber Company, Inc., and references to the "Plum Creek Operating Partnership" are to Plum Creek Timberlands, L.P.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or (the "Commission" or "SEC", using a "shelf" registration process. Under this shelf process, Plum Creek may sell any combination of preferred stock, common stock, depositary shares, warrants and guarantees described in this prospectus in one or more offerings up to a total dollar amount of $400,000,000 and the Plum Creek Operating Partnership may sell debt securities in one or more offerings up to a total dollar amount of $400,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference herein includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Some of the forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "seek," "approximately," "intends," "plans," "estimates" or "anticipates," or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those described in the forward-looking statements, including those factors discussed in "Risk Factors" in the applicable prospectus supplement and in our other SEC filings. Some factors include changes in governmental, legislative and environmental restrictions, catastrophic losses from fires, floods, windstorms, earthquakes, volcanic eruptions, insect infestations or diseases, as well as changes in economic conditions and competition in our domestic and export markets. In addition, factors that could cause our actual results to differ from those contemplated by our projected, forecasted, estimated or budgeted results as reflected in forward-looking statements relating to our operations and business include, but are not limited to:

  •
  our failure to qualify as a REIT or our failure to achieve the expected competitive advantages of operating as a REIT;

  •
  an unanticipated reduction in the demand for timber products and/or an unanticipated increase in the supply of timber products;

  •
  an unanticipated reduction in demand for higher and better use timberlands or non-strategic timberlands;

  •
  our failure to make strategic acquisitions or to integrate any such acquisitions effectively or, conversely, our failure to make strategic divestitures; and

  •
  the failure to meet our expectations with respect to our likely future performance.

        Accordingly, actual results may not conform to the forward-looking statements contained in this prospectus.

PLUM CREEK AND THE PLUM CREEK OPERATING PARTNERSHIP

        We are one of the largest land and timber owners in the nation. Our timberlands are well diversified, not only by species mix but also by age distribution. Growth rates vary depending on species, location, age and forestry practices. We manage our timber resource operations in two segments: the Northern Resources Segment and the Southern Resources Segment. In addition, our Other Segment, which is partially conducted through our taxable REIT subsidiaries, includes our natural resource activities that focus on opportunities resulting from our extensive property ownership including opportunities relating to mineral extraction, natural gas production and communication and transportation rights of way. The Real Estate Segment, which is partially conducted through our taxable REIT subsidiaries, refers to our disposition of higher and better use lands and other non-strategic timberlands. Our Manufactured Products Segment, which is conducted through our taxable REIT subsidiaries, includes lumber mills, plywood plants, medium density fiberboard facilities, and lumber remanufacturing facilities. These facilities convert logs to lumber, plywood and other wood products, and convert chips, sawdust and wood shavings to medium density fiberboard.

        We conduct substantially all of our operations through the Plum Creek Operating Partnership. Plum Creek's wholly-owned subsidiary is the sole general partner of the Plum Creek Operating Partnership.

        Our principal executive offices are located at 999 Third Avenue, Suite 4300, Seattle, Washington 98104-4096, and our telephone number is (206) 467-3600.

USE OF PROCEEDS

        Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general operational purposes, which may include, but are not limited to, working capital, capital expenditures, the repayment or refinancing of outstanding indebtedness and capital stock, and the financing of future acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES

        Plum Creek merged with The Timber Company in October 2001. The Timber Company Merger was accounted for as a "reverse acquisition," with The Timber Company being treated as the acquirer for accounting and financial reporting purposes. As a consequence, the historical financial statements of The Timber Company became the financial statements of Plum Creek effective as of October 6, 2001. The year 2002 was the first full year of results for the merged company. The financial data for the year ended December 31, 2001 includes the operating results of The Timber Company up until the date of the merger and the operating results of the merged company for the remainder of the year. The financial data for the years prior to 2001 reflects only the data of The Timber Company.

        The table below reflects Plum Creek's ratio of earnings to fixed charges for the following periods: (i) the nine months ended September 30, 2005, and (ii) each of the five years in the period ended December 31, 2004. The ratios of earnings to fixed charges for the Plum Creek Operating Partnership are the same as the ratios of earnings to fixed charges for Plum Creek for such periods.

		For the Year Ended December 31,
	For the Nine Months Ended September 30, 2005
		2004	2003	2002	2001	2000
Ratio of earnings to fixed charges(1)
Actual	4.3	4.1	2.5	3.1	3.5	4.6

(1)
The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, "earnings" consists of pre-tax income plus fixed charges; and "fixed charges" consists of interest expense (including amortization of loan costs), amortization of premiums and discounts related to indebtedness and the interest component of rent expense.

DESCRIPTION OF PLUM CREEK OPERATING PARTNERSHIP DEBT SECURITIES

        The following descriptions of the debt securities do not purport to be complete and are subject to and qualified in their entirety by reference to the indenture, which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. Any future supplemental indenture or similar document also will be so filed. You should read the indenture and any supplemental indenture or similar document because they, and not this description, define your rights as holder of the Plum Creek Operating Partnership's debt securities. All capitalized terms have the meanings specified in the indenture.

        The Plum Creek Operating Partnership may issue, from time to time, debt securities, in one or more series, that will consist of either its senior debt ("Senior Debt Securities"), its senior subordinated debt ("Senior Subordinated Debt Securities"), its subordinated debt ("Subordinated Debt Securities") or its junior subordinated debt ("Junior Subordinated Debt Securities" and, together with the Senior Subordinated Debt Securities and the Subordinated Debt Securities, the "Subordinated Securities"). The debt securities that are offered will be issued under an indenture between the Plum Creek Operating Partnership and one or more financial institutions qualified under the Trust Indenture Act to act as trustee. Debt securities, whether senior, senior subordinated, subordinated or junior subordinated, may be issued as convertible debt securities or exchangeable debt securities.

General Terms of the Indenture

        The indenture does not limit the amount of debt securities that the Plum Creek Operating Partnership may issue. It provides that the Plum Creek Operating Partnership may issue debt securities up to the principal amount that the Plum Creek Operating Partnership may authorize and may be in any currency or currency unit designated by the Plum Creek Operating Partnership. Except for the limitations contained in the indenture relating to consolidation, merger and sale of all or substantially all of the Plum Creek Operating Partnership's assets, the terms of the indenture do not contain any covenants or other provisions designed to afford holders of any debt securities protection with respect to the Plum Creek Operating Partnership's operations, financial condition or transactions involving it.

        Plum Creek Operating Partnership may issue the debt securities issued under the indenture as "discount securities," which means they may be sold at a discount below their stated principal amount. These debt securities as well as other debt securities that are not issued at a discount, may, for U.S. federal income tax purposes, be treated as if they were issued with "original issue discount," or "OID," because of their issue price, the nature of the interest payments and other characteristics. Special U.S. federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

        The applicable prospectus supplement for a series of debt securities that the Plum Creek Operating Partnership issues will describe, among other things, the following terms of the offered debt securities:

  •
  the title;

  •
  any limit on the aggregate principal amount;

  •
  whether issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

  •
  whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

  •
  the price or prices at which the debt securities will be issued;

  •
  the date or dates on which the principal is payable;

  •
  the place or places where, and the manner in which, principal, premium and or interest will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

  •
  interest rates, and the dates from which interest, if any, will accrue and the dates when interest is payable;

  •
  the right, if any, to extend the interest payment periods and the duration of the extensions;

  •
  the Plum Creek Operating Partnership's rights or obligations to redeem or purchase the debt securities;

  •
  exchange provisions, if any, including exchange prices or rates and adjustments thereto;

  •
  the currency or currencies of payment of principal or interest;

  •
  the terms applicable to any debt securities issued at a discount from their stated principal amount;

  •
  the terms, if any, pursuant to which any debt securities will be subordinate to any of our other debt;

  •
  if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

  •
  if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of the maturity as a result of a default on our obligations;

  •
  any provisions for the remarketing of the debt securities;

  •
  if applicable, covenants affording holders of debt protection with respect to the Plum Creek Operating Partnership's operations, financial condition or transactions involving the Plum Creek Operating Partnership, and;

  •
  any other specific terms of any debt securities.

        The applicable prospectus supplement will set forth certain U.S. federal income tax considerations for holders of any debt securities, and the securities exchange or quotation system on which any debt securities are listed or quoted, if any.

        Debt securities issued by the Plum Creek Operating Partnership will be structurally subordinated to all indebtedness and other liabilities of its subsidiaries, except to the extent any such subsidiary guarantees or is otherwise obligated to make payment on such debt securities.

Senior Debt Securities

        Payment of the principal of, premium, if any, and interest on Senior Debt Securities will rank on a parity with all of the Plum Creek Operating Partnership's other unsecured and unsubordinated debt.

Senior Subordinated Debt Securities

        Payment of the principal of, premium, if any, and interest on Senior Subordinated Debt Securities will be junior in right of payment to the prior payment in full of all of the Plum Creek Operating Partnership's unsubordinated debt. The Plum Creek Operating Partnership will set forth in the applicable prospectus supplement relating to any Senior Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Senior Subordinated Debt Securities. The Plum Creek Operating Partnership will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Subordinated Debt Securities

        Payment of the principal of, premium, if any, and interest on Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of the Plum Creek Operating Partnership's senior and senior subordinated debt. The Plum Creek Operating Partnership will set forth in the applicable prospectus supplement relating to any Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the Subordinated Debt Securities. The Plum Creek Operating Partnership will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Junior Subordinated Debt Securities

        Payment of the principal of, premium, if any, and interest on Junior Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of the Plum Creek Operating Partnership's senior, senior subordinated and subordinated debt. The Plum Creek Operating Partnership will set forth in the applicable prospectus supplement relating to any Junior Subordinated Debt Securities the subordination terms of such securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Junior Subordinated Debt Securities. The Plum Creek Operating Partnership will also set forth in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Guarantees

        Unless specified otherwise in the applicable prospectus supplement, the indenture provides that the Plum Creek Operating Partnership's obligations under the debt securities will be guaranteed by Plum Creek. The obligations of Plum Creek under any guarantee will be limited to the maximum amount permitted under applicable federal or state law.

Exchange Rights

        Debt securities may be exchangeable for shares of Plum Creek's equity securities. The terms and conditions of exchange will be set forth in the applicable prospectus supplement. The terms will include, among others, the following:

  •
  the exchange price;

  •
  the exchange period;

  •
  provisions regarding the ability of the Plum Creek Operating Partnership or the holder to exchange the debt securities;

  •
  events requiring adjustment to the exchange price; and

  •
  provisions affecting exchange in the event of the Plum Creek Operating Partnership's redemption of the debt securities.

Consolidation, Merger or Sale

        The Plum Creek Operating Partnership cannot consolidate or merge with or into, or transfer or lease all or substantially all of its assets to, any person unless (a) the Plum Creek Operating Partnership will be the continuing legal entity, or (b) the successor legal entity or person to which the

Plum Creek Operating Partnership's assets are transferred or leased is a legal entity organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes the Plum Creek Operating Partnership's obligations on the debt securities and under the indenture. In addition, the Plum Creek Operating Partnership cannot effect such a transaction unless immediately after giving effect to such transaction no default or event of default under the indenture shall have occurred and be continuing. Subject to certain exceptions, when the person to whom the Plum Creek Operating Partnership's assets are transferred or leased has assumed the Plum Creek Operating Partnership's obligations under the debt securities and the indenture, the Plum Creek Operating Partnership shall be discharged from all its obligations under the debt securities and the indenture, except in limited circumstances.

        This covenant would not apply to any recapitalization transaction, a change of control of the Plum Creek Operating Partnership or a highly leveraged transaction unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of the Plum Creek Operating Partnership's assets.

Events of Default

        Unless otherwise indicated, the term "Event of Default," when used in the indenture, means any of the following:

  •
  failure to pay interest for 30 days after the date payment is due and payable; provided that an extension of an interest payment period by the Plum Creek Operating Partnership in accordance with the terms of the debt securities shall not constitute a failure to pay interest;

  •
  failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

  •
  failure to make sinking fund payments when due;

  •
  failure to perform any other covenant for 60 days after notice that performance was required;

  •
  events in bankruptcy, insolvency or reorganization of the Plum Creek Operating Partnership or Plum Creek; or

  •
  any other Event of Default provided in the applicable resolution of the Plum Creek Operating Partnership's board of directors, officers' certificate or the supplemental indenture under which it issues series of debt securities.

        An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. If an Event of Default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.

        If an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of such, or if any other Event of Default occurs and is continuing involving all of the series of Senior Debt Securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of Senior Debt Securities may declare the entire principal amount of all of the series of Senior Debt Securities due and payable immediately.

        Similarly, if an Event of Default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of such, or if any other Event of Default occurs and is continuing involving all of the series of Subordinated Securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of Subordinated Securities may declare the entire principal amount of all of the series of Subordinated Securities due and payable immediately.

        If, however, the Event of Default relating to the performance of other covenants or any other Event of Default that has occurred and is continuing is for less than all of the series of Senior Debt Securities or Subordinated Securities, as the case may be, then, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the Senior Debt Securities or the Subordinated Securities, as the case may be, may declare the entire principal amount of all debt securities of such affected series due and payable immediately. The holders of not less than a majority in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

        If an Event of Default relating to events in bankruptcy, insolvency or reorganization of the Plum Creek Operating Partnership occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

        The indenture imposes limitations on suits brought by holders of debt securities against the Plum Creek Operating Partnership. Except as provided below, no holder of debt securities of any series may institute any action against the Plum Creek Operating Partnership under the indenture unless:

  •
  the holder has previously given to the trustee written notice of default and continuance of that default,

  •
  the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action,

  •
  the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action,

  •
  the trustee has not instituted the action within 60 days of the request, and

  •
  the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

        Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of and premium and interest, if any, on such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.

        The Plum Creek Operating Partnership will be required to file annually with the trustee a certificate, signed by an officer of the Plum Creek Operating Partnership, stating whether or not the officer knows of any default by the Plum Creek Operating Partnership in the performance, observance or fulfillment of any condition or covenant of the indenture.

Registered Global Securities

        The Plum Creek Operating Partnership may issue the debt securities of a series in whole or in part in the form of one or more fully registered global securities that it will deposit with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, the Plum Creek Operating Partnership will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities.

        Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

  •
  by the depositary for such registered global security to its nominee; or

  •
  by a nominee of the depositary to the depositary or another nominee of the depositary; or

  •
  by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

        The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement with respect to any portion of such series represented by a registered global security. The Plum Creek Operating Partnership anticipates that the following provisions will apply to all depositary arrangements for debt securities:

  •
  ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for the registered global security, those persons being referred to as "participants," or persons that may hold interests through participants;

  •
  upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

  •
  any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

  •
  ownership of any beneficial interest in the registered global security will be shown on, and the transfer of any ownership interest will be effected only through, records maintained by the depositary for the registered global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants).

        The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

        So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security:

  •
  will not be entitled to have the debt securities represented by a registered global security registered in their names,

  •
  will not receive or be entitled to receive physical delivery of the debt securities in the definitive form, and

  •
  will not be considered the owners or holders of the debt securities under the indenture.

        Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

        The Plum Creek Operating Partnership understands that under existing industry practices, if it requests any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and those participants would authorize beneficial owners owning through those participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

        The Plum Creek Operating Partnership will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of the Plum Creek Operating Partnership, the trustee or any other agent of the Plum Creek Operating Partnership or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        The Plum Creek Operating Partnership expects that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. It also expects that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name." It also expects that any of these payments will be the responsibility of the participants.

        If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, the Plum Creek Operating Partnership will appoint an eligible successor depositary. If it fails to appoint an eligible successor depositary within 90 days, the Plum Creek Operating Partnership will issue the debt securities in definitive form in exchange for the registered global security. In addition, the Plum Creek Operating Partnership may at any time and in its sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In such event, the Plum Creek Operating Partnership will issue debt securities of that series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

        The Plum Creek Operating Partnership may also issue bearer debt securities of a series in the form of one or more global securities, referred to as "bearer global securities." The Plum Creek Operating Partnership will deposit these bearer global securities with a common depositary for Euroclear System and Clearstream Bank Luxembourg, Societe Anonyme, or with a nominee for the depositary identified in the prospectus supplement relating to that series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, with respect to the portion of the series represented by a bearer global security.

Discharge, Defeasance and Covenant Defeasance

        The Plum Creek Operating Partnership can discharge or defease its obligations under the indenture as set forth below.

        The Plum Creek Operating Partnership may discharge its obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable within one year (or are scheduled for redemption within one year). The Plum Creek Operating Partnership may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

        Unless otherwise provided in the applicable prospectus supplement, the Plum Creek Operating Partnership may, at its option, discharge any and all of its obligations to holders of any series of debt securities at any time ("defeasance"). If defeasance occurs, the Plum Creek Operating Partnership shall be deemed to have paid and discharged all amounts owed under the debt securities, and the indenture shall cease to be of further effect as to the debt securities and the guarantees, except that:

  (1)
  Holders will be entitled to receive timely payments for the principal of, premium, if any, and interest on the debt securities, from the funds deposited for that purpose (as explained below);

  (2)
  The Plum Creek Operating Partnership's obligations will continue with respect to the issuance of temporary debt securities, the registration of debt securities, and the replacement of mutilated, destroyed, lost or stolen debt securities;

  (3)
  The trustee will retain its rights, powers, duties, and immunities, and the Plum Creek Opeating Partnership will retain its obligations in connection therewith; and

  (4)
  Other defeasance provisions of the indenture will remain in effect.

        In addition, unless otherwise provided in the applicable prospectus supplement, the Plum Creek Operating Partnership also may, at its option, be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and it may omit to comply with those covenants without creating an Event of Default ("covenant defeasance"). If covenant defeasance occurs, certain events (not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events) relating to the Plum Creek Operating Partnership described under "Events of Default" will no longer constitute Events of Default with respect to the debt securities. The Plum Creek Operating Partnership may exercise defeasance regarless of whether it previously exercised covenant defeasance. The Plum Creek Operating Partnership may effect defeasance and covenant defeasance only if, among other things:

  •
  it irrevocably deposits with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal, premium, if any, and interest on all outstanding debt securities of the series; and

  •
  it delivers to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders' U.S. federal income tax treatment of principal, premium, if any, and interest payments on such series of debt securities.

        In the case of a defeasance, such opinion must be based on a ruling of the Internal Revenue Service or on a change in U.S. federal income tax law occurring after the date of the indenture.

Modification of the Indenture

        The indenture provides that the Plum Creek Operating Partnership and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

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  secure any debt securities;

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  evidence the assumption by a successor corporation of the Plum Creek Operating Partnership's obligations;

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  add covenants for the protection of the holders of debt securities;

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  cure any ambiguity or correct any inconsistency in the indenture;

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  establish the forms or terms of debt securities of any series;

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  evidence and provide for the acceptance of appointment by a successor trustee; and

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  change, eliminate or add provisions to the indenture; provided, however, that any such change, elimination or addition shall not apply to any debt securities of any series outstanding prior to such change, elimination or addition.

        The indenture also provides that the Plum Creek Operating Partnership and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of Senior Debt Securities or Subordinated Securities, as the case may be, then outstanding and affected (voting as one class), add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. The Plum Creek Operating Partnership and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

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  extend the final maturity of any debt security;

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  reduce the principal amount or premium, if any;

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  reduce the rate or extend the time of payment of interest;

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  reduce any amount payable on redemption;

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  change the currency in which the principal (other than as may be provided otherwise with respect to a series), premium, if any, or interest is payable;

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  reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

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  modify any of the subordination provisions applicable to any Subordinated Securities in a manner adverse to the holders of those securities;

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  alter provisions of the indenture relating to the debt securities not denominated in U.S. dollars;

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  impair the right to institute suit for the enforcement of any payment on any debt security when due; or

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  reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture.

Concerning the Trustee

        The indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under the indentures. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium, if any, and interest on and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to that series at an office designated by the trustee in New York, New York.

        The indenture contains limitations on the right of the trustee, should it become a creditor of the Plum Creek Operating Partnership, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties with respect to the debt securities, however, it must eliminate the conflict or resign as trustee.

        The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such series of debt securities, provided that the direction would not conflict with any rule of law or with the indenture, would not be unduly prejudicial to the rights of another holder of the debt securities, and would not involve any trustee in personal liability. The indenture provides that in case an Event of Default shall occur and be known to any trustee, and not be cured, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

        The indenture provides that no founder and no past, present or future partner, officer or director, of the Plum Creek Operating Partnership or any successor partnership in their capacity as such shall have any individual liability for any of the Plum Creek Operating Partnership's obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

        The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF PREFERRED STOCK

General

        Under its charter, Plum Creek may issue, from time to time, shares of one or more classes or series of preferred stock, par value $0.01 per share. The following description sets forth certain general terms and provisions of the preferred stock. The particular terms of any class or series of preferred stock offered by any prospectus supplement, and the extent, if any, to which these general provisions may apply to the class or series of preferred stock so offered will be described in the prospectus supplement. The following summary of the material provisions of the preferred stock does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, a certificate of designation relating to a specific class or series of preferred stock, which will be in the form filed as an exhibit to or incorporated by reference in the registration statement which includes this prospectus at or prior to the time of issuance of such series of preferred stock.

        As of September 30, 2005, Plum Creek's charter authorized the issuance of 525,634,567 shares of capital stock, of which 75,000,000 shares were classified as preferred stock. As of September 30, 2005, there were no shares of preferred stock issued and outstanding. The board of directors of Plum Creek is authorized to issue shares of preferred stock, in one or more classes or series, and may classify and reclassify any of its unissued capital stock into shares of preferred stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock including, but not limited to, ownership restrictions consistent with the ownership limit with respect to each class or series of capital stock, and the number of shares constituting each class or series, and to increase or decrease the number of shares of any such class or series, to the extent permitted by the Delaware General Corporation Law and Plum Creek's charter.

        The Plum Creek board of directors is authorized to determine for each class or series of preferred stock, and the prospectus supplement will set forth with respect to each class or series that may be issued and sold pursuant hereto:

  •
  the designation of such shares and the number of shares that constitute such class or series;

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  the dividend rate (or the method of calculation thereof), if any, the type of dividend (e.g., cash or payment in kind) on the shares of such class or series, and the priority as to payment of dividends with respect to other classes or series of capital stock of Plum Creek;

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  the dividend periods (or the method of calculation thereof);

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  the voting rights of the shares;

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  the liquidation preference and the priority as to payment of such liquidation preference with respect to other classes or series of capital stock of Plum Creek and any other rights of the shares of such class or series upon any liquidation or winding up of Plum Creek;

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  whether and on what terms the shares of such class or series will be subject to redemption or repurchase at the option of Plum Creek;

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  whether and on what terms the shares of such class or series will be convertible into or exchangeable for other equity securities of Plum Creek;

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  whether the shares of such class or series of preferred stock will be listed on a securities exchange;

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  any special United States federal income tax considerations applicable to such class or series of preferred stock; and

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  the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such class or series of preferred stock not inconsistent with Plum Creek's charter and Delaware law.

Convertibility

        No class or series of preferred stock that may be issued and sold pursuant hereto will be convertible into, or exchangeable for, other securities or property, except as set forth in the applicable prospectus supplement, which will set forth the terms and conditions upon which such conversion or exchange may be effected, including the initial conversion or exchange rate and any adjustments thereto, the conversion or exchange period and any other conversion or exchange provisions.

Dividends

        Holders of shares of preferred stock, are entitled to receive, when and as declared by Plum Creek's board of directors, out of funds legally available therefore, dividends payable at such dates and at such rates, if any, as set forth in the applicable prospectus supplement.

        Unless otherwise set forth in the applicable prospectus supplement, each class or series of preferred stock that may be issued and sold pursuant hereto will rank junior as to dividends to any class or series preferred stock that may be issued in the future that is expressly made senior as to dividends. If at any time Plum Creek has failed to pay accrued dividends on any such senior preferred stock at the time such dividends are payable, Plum Creek may not pay any dividend on junior preferred stock or redeem or otherwise repurchase shares of junior preferred stock until such accumulated but unpaid dividends on such senior preferred stock have been paid or set aside for payment in full by Plum Creek.

        Unless otherwise set forth herein or in the applicable prospectus supplement relating to any class or series of preferred stock that may be issued and sold pursuant hereto, no dividends (other than dividends payable in common stock or other capital stock ranking junior to the preferred stock of any class or series as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon any common stock or any other capital stock of Plum Creek ranking junior to or on a parity with the preferred stock of such class or series as to dividends, nor shall any common stock or any other capital stock of Plum Creek ranking junior to or on a parity with the preferred stock of such class or series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by Plum Creek (except by conversion into or exchange for other capital stock of Plum Creek ranking junior to the preferred stock of such series as to dividends and upon liquidation) unless:

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  if such class or series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of such class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for all past dividend periods and the then current dividend period; and

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  if such class or series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period;

provided, however, that any monies theretofore deposited in any sinking fund with respect to any preferred stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the preferred stock outstanding on the last dividend payment date shall have been paid or declared and set apart for payment; and provided, further, that any junior or parity preferred stock or common stock may be converted into or exchanged for stock of Plum Creek ranking junior to the preferred stock as to dividends.

        The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

Redemption and Sinking Fund

        No class or series of preferred stock that may be issued and sold pursuant hereto will be redeemable or be entitled to receive the benefit of a sinking fund, except as set forth in the applicable prospectus supplement, which will set forth the terms and conditions thereof, including the dates and redemption prices of any such redemption, any conditions thereto, and any other redemption or sinking fund provisions.

Liquidation Rights

        Unless otherwise set forth herein or in the applicable prospectus supplement, in the event of any liquidation, dissolution or winding up of Plum Creek, the holders of shares of each class or series of preferred stock that may be issued and sold pursuant hereto are entitled to receive out of assets of Plum Creek available for distribution to stockholders, before any distribution of assets is made to holders of any other shares of preferred stock ranking junior to such class or series of preferred stock as to rights upon liquidation, dissolution or winding up, or holders of common stock, liquidating distributions per share in the amount of the liquidation preference specified in the applicable prospectus supplement for such class or series of preferred stock plus any dividends accumulated and accrued but unpaid to the date of final distribution; but the holders of each class or series of preferred stock will not be entitled to receive the liquidating distribution of, plus such dividends on, such shares until the liquidation preference of any shares of Plum Creek's capital stock ranking senior to such class or series of preferred stock as to the rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefore sufficient to provide for payment) in full. If upon any liquidation, dissolution or winding up of Plum Creek, the amounts payable with respect to any class or series of preferred stock, and any other preferred stock ranking as to any such distribution on a parity with the preferred stock are not paid in full, the holders of the preferred stock and such other parity preferred stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount to which they are entitled. Unless otherwise specified in a prospectus supplement for a class or series of preferred stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of preferred stock will not be entitled to any further participation in any distribution of assets by Plum Creek. For these purposes, neither a consolidation nor a merger of Plum Creek with another corporation nor a sale of securities shall be considered a liquidation, dissolution or winding up of Plum Creek.

Voting Rights

        Holders of preferred stock that may be issued and sold pursuant hereto will not have any voting rights except as set forth below or in the applicable prospectus supplement or as otherwise from time to time required by law. Whenever dividends on any applicable class or series of preferred stock or any other class or series of stock ranking on a parity with the applicable class or series of preferred stock with respect to the payment of dividends shall be in arrears for the equivalent of six quarterly dividend periods, whether or not consecutive, the holders of shares of such class or series of preferred stock (voting separately as a class with all other classes and series of preferred stock then entitled to such voting rights) will be entitled to vote for the election of two of the authorized number of directors of Plum Creek at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such class or series of preferred stock shall have been fully paid or set apart for payment. The term of office of all directors elected by the holders of such preferred stock shall terminate immediately upon the termination of the right of the holders of such preferred stock to vote for directors. Unless otherwise set forth in the applicable prospectus supplement, holders of shares of preferred stock that may be issued and sold pursuant hereto will have one vote for each share held.

        So long as any shares of any class or series of preferred stock remain outstanding, Plum Creek shall not, without the consent of holders of at least two-thirds of the shares of such class or series of preferred stock outstanding at the time, voting separately as a class with all other classes and series of preferred stock of Plum Creek upon which like voting rights have been conferred and are exercisable:

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  issue or increase the authorized amount of any class or series of stock ranking prior to the outstanding preferred stock as to dividends or upon liquidation; or

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  amend, alter or repeal the provisions of Plum Creek's charter relating to such classes or series of preferred stock, whether by merger, consolidation or otherwise, so as to materially adversely affect any power, preference or special right of such series of preferred stock or the holders thereof;

provided, however, that any increase in the amount of the authorized common stock or preferred stock or any increase or decrease in the number of shares of any class or series of preferred stock or the creation and issuance of other series of common stock or preferred stock ranking on a parity with or junior to preferred stock as to dividends and upon liquidation, dissolution or winding up shall not be deemed to materially adversely affect such powers, preferences or special rights.

Miscellaneous

        The holders of preferred stock will have no preemptive rights. The preferred stock that may be issued and sold pursuant hereto, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Shares of preferred stock redeemed or otherwise reacquired by Plum Creek shall resume the status of authorized and unissued shares of preferred stock undesignated as to class or series, and shall be available for subsequent issuance. There are no restrictions on repurchase or redemption of the preferred stock while there is any arrearage on sinking fund installments except as may be set forth in an applicable prospectus supplement. Payment of dividends on, and the redemption or repurchase of, any class or series of preferred stock may be restricted by loan agreements, indentures and other agreements entered into by Plum Creek. The accompanying prospectus supplement will describe any material contractual restrictions on such dividend payments.

No Other Rights

        The shares of a class or series of preferred stock that may be issued and sold pursuant hereto will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable prospectus supplement or Plum Creek's charter or as otherwise required by law.

Transfer Agent and Registrar

        The transfer agent and registrar for each class or series of preferred stock that may be issued and sold pursuant hereto will be designated in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

General

        As of September 30, 2005, Plum Creek's charter authorizes the issuance of up to 525,634,567 shares of capital stock with a par value of $0.01 per share, of which 300,634,566 shares were classified as common stock. As of September 30, 2005, there were 184,051,898 shares of common stock issued and outstanding. In addition, as of September 30, 2005, 11,814,941 shares of common stock were collectively reserved for issuance under Plum Creek's employee benefit plans. The common stock is traded on the New York Stock Exchange and the Pacific Exchange under the symbol "PCL." EquiServe, L.P. serves as transfer agent and registrar of the common stock.

        Each holder of common stock is entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. The holders of common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of Plum Creek's board of directors, subject to any preferential dividend rights granted to the holders of any outstanding preferred stock. In the event of liquidation, each share of common stock is entitled to share pro rata in any distribution of Plum Creek's assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock. The holders of common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Restrictions on Ownership and Transfer

        In order for Plum Creek to qualify as a REIT under the Internal Revenue Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined by the Internal Revenue Code. Also, shares of Plum Creek's capital stock must be beneficially owned by 100 or more persons during the last 335 days of a taxable year of 12 months, other than the first year or during a proportionate part of a shorter taxable year.

        To protect Plum Creek from losing its status as a REIT, its certificate of incorporation, subject to some exceptions, provides that no person, other than the individuals designated in its certificate of incorporation and their affiliates, may beneficially own more than the Ownership Limit of Plum Creek's shares of capital stock. "Ownership Limit" means the provisions in Plum Creek's certificate of incorporation which prohibit ownership either directly or under the applicable attribution rules of the Internal Revenue Code of more than 5% of the lesser of the total number of shares of common stock outstanding or the value of the outstanding shares of common stock by any stockholder other than by some designated persons agreed to by Plum Creek. These ownership restrictions allow the individuals designated in Plum Creek's certificate of incorporation and some of their affiliates to beneficially own up to approximately 10% of Plum Creek's capital stock, with such percentage to be permanently reduced in accordance with any reduction in their proportional beneficial ownership from sales of shares of Plum Creek's capital stock by these individuals and their affiliates or new issuances of capital stock by Plum Creek, and with such percentage to be increased to adjust for repurchases of capital stock by Plum Creek. As of September 30, 2005, the individuals owned less than 10% of Plum Creek's capital stock.

        Any transfer of shares of Plum Creek capital stock is null and void, and the intended transferee will acquire no rights to the shares of capital stock, if the transfer would do any of the following:

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  cause any person to beneficially own shares of Plum Creek's capital stock in excess of the Ownership Limit not otherwise permitted as provided above;

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  result in the shares of Plum Creek's capital stock being owned by fewer than 100 persons within the meaning of section 856(a)(5) of the Internal Revenue Code;

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  result in Plum Creek being "closely held" within the meaning of section 856(h) of the Internal Revenue Code;

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  result in Plum Creek failing to qualify as a "domestically controlled REIT" within the meaning of section 897(h)(4)(B) of the Internal Revenue Code; or

  •
  otherwise cause Plum Creek to fail to qualify as a REIT.

        The restriction on transferability and ownership described above which prohibits any person from beneficially owning shares of Plum Creek's capital stock in excess of the Ownership Limit will not apply if Plum Creek's board of directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence or undertakings acceptable to it, waives the application of the Ownership Limit to a person subject to the limit, provided that:

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  Plum Creek's board of directors obtains representations and undertakings as are reasonably necessary to ascertain that the acquiror's beneficial ownership or constructive ownership of shares of capital stock will not at that time or in the future result in any of the other situations described above; and

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  the acquiror agrees in writing that any violation or attempted violation of any other limitations, restrictions and conditions that Plum Creek's board of directors may impose at the time of waiver with respect to the acquiror will result in the conversion of these shares in excess of the original limit applicable to the acquiror into shares of excess stock.

        If any purported transfer of Plum Creek's capital stock or other event resulting in an increase in any holder's percentage interest in common stock would cause a purported transferee or holder to be in violation of the Ownership Limit or would cause Plum Creek to be disqualified as a REIT, then the purported transferee or holder will not acquire or will cease to own, as the case may be, the number of shares in excess of the Ownership Limit or in excess of the highest number of shares which would allow Plum Creek to remain qualified as a REIT. The excess stock will be converted automatically into an equal number of shares of stock and transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by Plum Creek. Automatic transfer shall be deemed to be effective as of the close of business on the trading day prior to the date of the violative transfer or event. Upon the occurrence of a conversion of shares of capital stock into an equal number of shares of excess stock, such excess stock shall be automatically retired and canceled, without any action required by Plum Creek's board of directors, and shall thereupon be restored to the status of authorized but unissued shares of the particular class or series of capital stock from which this excess stock was converted and may be reissued by Plum Creek as that particular class or series of capital stock.

        As soon as practical after the transfer of shares of excess stock to the trust, the trustee of the trust, who shall be designated by Plum Creek, will be required to designate one or more persons who could own excess shares without violating the Ownership Limit or causing Plum Creek to be disqualified as a REIT and to sell excess shares to these permitted transferees. Upon the trustee's designation and sale of the excess stock to the permitted transferee, shares of excess stock will automatically convert into an equal number of shares of capital stock of the same class and series from which the excess stock was converted. Upon the occurrence of a conversion of shares of excess stock into an equal number of shares of capital stock, shares of excess stock shall be automatically retired and canceled, without any action by Plum Creek's board of directors, and shall be restored to the status of authorized but unissued shares of excess stock and may be reissued by Plum Creek as excess stock. However, if the transfer of excess stock to a purported permitted transferee would or does violate any of the transfer restrictions set forth above, this transfer shall be void as to that number of shares of excess stock that cause the violation of this restriction when shares are converted into shares of capital stock and the purported permitted transferee shall be deemed to be a prohibited owner and shall acquire no rights in these shares of excess stock or Plum Creek's capital stock. Shares of Plum Creek's capital stock shall be automatically converted into excess stock and transferred to the trust from which they were originally transferred.

        Any prohibited owner shall be entitled, following acquisition of the shares of excess stock and the subsequent designation and sale of excess stock to a permitted transferee, to receive from the trustee sales proceeds received by the trust for the excess shares. The proceeds of a sale are calculated according to a formula in Plum Creek's certificate of incorporation.

        In addition, excess shares held in the trust shall be deemed to have been offered for sale to Plum Creek, or its designee, at a price per share equal to the lesser of the price per share in the transaction that created the excess stock or market value. Plum Creek shall have the right to accept this offer for a period of 90 days.

        All certificates representing shares of common stock bear a legend referring to the restrictions described above.

        Plum Creek is required to keep records that disclose the actual ownership of its outstanding shares of capital stock. Accordingly, in order to comply with these record keeping requirements, any person who beneficially owns more than 30% of the outstanding shares of any class or series of Plum Creek's capital stock, or the lower percentages as are then required pursuant to regulations under the Internal Revenue Code, is required to provide to Plum Creek, by January 31st of each year, a written statement or affidavit stating the name and address of the beneficial owner, the number of shares beneficially owned by the beneficial owner and a description of how the shares are held. In addition, each record and beneficial owner of Plum Creek's capital stock shall, upon demand, be required to disclose to Plum Creek in writing the information Plum Creek may request in order to determine its status as a REIT and to ensure compliance with the Ownership Limit. In addition, the individuals designated in Plum Creek's certificate of incorporation and their affiliates shall promptly notify Plum Creek upon any transfer of its capital stock.

        The ownership limitations described above could have the effect of delaying, deferring or preventing a change of control in which holders of common stock might receive a premium for their shares over the then prevailing market price.

PROVISIONS OF DELAWARE LAW APPLICABLE TO PREFERRED STOCK AND COMMON STOCK

        Under Delaware law, an acquirer of 15% or more of Plum Creek's voting stock must wait three years before engaging in a business combination with Plum Creek unless one of the following exceptions is available:

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  approval by Plum Creek's board of directors prior to the time the acquiror became a 15% holder of Plum Creek's voting stock;

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  achieving an ownership level of at least 85% of Plum Creek's voting stock in the transaction in which the acquiror became a 15% holder of Plum Creek's voting stock; or

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  approval of the business combination by Plum Creek's board of directors and at least two-thirds of Plum Creek's disinterested holders of Plum Creek's voting stock.

        Any of these provisions could delay, deter or prevent a tender offer or takeover attempt with respect to Plum Creek.

DESCRIPTION OF DEPOSITARY SHARES

        The following description of the depositary shares does not purport to be complete and is subject to and qualified in its entirety by the Deposit Agreement and the depositary receipt relating to the preferred stock that is attached to the Deposit Agreement. You should read these documents as they, and not this description, define your rights as a holder of depositary shares. Forms of these documents have been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

General

        If it elects to offer fractional interests in shares of preferred stock, Plum Creek will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of preferred stock. Plum Creek will deposit the shares of preferred stock underlying the depositary shares under a Deposit Agreement between Plum Creek and a bank or trust company selected by Plum Creek. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $50 million. The depositary receipts will evidence the depositary shares issued under the Deposit Agreement.

        The Deposit Agreement will contain terms applicable to the holders of depositary shares in addition to the terms stated in the depositary receipts. Each owner of depositary shares will be entitled to all the rights and preferences of the preferred stock underlying the depositary shares in proportion to the applicable fractional interest in the underlying shares of preferred stock. The depositary will issue the depositary receipts to individuals purchasing the fractional interests in shares of the related preferred stock according to the terms of the offering described in a prospectus supplement.

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of depositary shares.

        If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with Plum Creek, that it is not feasible to make such distribution. If this occurs, the depositary may, with Plum Creek's approval, sell such property and distribute the net proceeds from the sale to the holders. The Deposit Agreement also will contain provisions relating to how any subscription or similar rights that Plum Creek may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Conversion and Exchange

        If any series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares represented by depositary receipts.

Redemption of Depositary Shares

        Whenever Plum Creek redeems shares of preferred stock held by the depositary, the depositary will redeem, at the same time, the number of depositary shares representing the preferred stock. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption, in whole or in part, of the applicable series of preferred stock. The depositary will mail notice of redemption to the record holders of the depositary shares that are to be redeemed between 30 and 60 days before the date fixed for redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares to be redeemed by lot, proportionate allocation or any other method.

        After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption.

Voting

        When the depositary receives notice of a meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder's depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. Plum Creek will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Record Date

        Whenever (1) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the preferred stock, or (2) the depositary shall receive notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice, or of the mandatory conversion of or any election on the part of Plum Creek to call for the redemption of any preferred stock, the depositary shall in each such instance fix a record date (which shall be the same as the record date for the preferred stock) for the determination of the holders of depositary receipts (a) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or (b) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or of such redemption or conversion, subject to the provisions of the Deposit Agreement.

Amendments

        Plum Creek and the depositary may agree to amend the Deposit Agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the Deposit Agreement or that (b) otherwise prejudices any substantial existing right of holders of depositary shares, will not take effect until 30 days after the depositary has mailed notice of the amendment to the record holders of depositary shares. Any holder of depositary shares that continues to hold its shares at the end of the 30-day period will be deemed to have agreed to the amendment.

Termination

        Plum Creek may direct the depositary to terminate the Deposit Agreement by mailing a notice of termination to holders of depositary shares at least 30 days prior to termination. In addition, a Deposit Agreement will automatically terminate if:

  •
  the depositary has redeemed all related outstanding depositary shares, or

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  Plum Creek has liquidated, terminated or wound up its business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

        The depositary may likewise terminate the Deposit Agreement if at any time 45 days shall have expired after the depositary shall have delivered to Plum Creek a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any depositary receipts remain outstanding after the date of termination, the depositary thereafter will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the depositary will continue (1) to collect dividends on the preferred stock and any other distributions with respect thereto and (2) to deliver the preferred stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for depositary receipts surrendered. At any time after the expiration of two years from the date of termination, the depositary may sell the preferred stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of depositary receipts which have not been surrendered.

Payment of Fees and Expenses

        Plum Creek will pay all fees, charges and expenses of the depositary including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are stated in the Deposit Agreement for their accounts.

Resignation and Removal of Depositary

        At any time, the depositary may resign by delivering notice to Plum Creek, and Plum Creek may remove the depositary. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Reports

        The depositary will forward to the holders of depositary shares all reports and communications from Plum Creek that are delivered to the depositary and that Plum Creek is required by law, the rules of an applicable securities exchange or Plum Creek's restated certificate of incorporation to furnish to the holders of the preferred stock. Neither Plum Creek nor the depositary will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The Deposit Agreement limits Plum Creek's obligations and the depositary's obligations to performance in good faith of the duties stated in the Deposit Agreement. Neither Plum Creek nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless the holders of depositary shares requesting them to do so furnish them with satisfactory indemnity. In performing their obligations, Plum Creek and the depositary may rely upon the written advice of their counsel or accountants, on any information that competent people provide to them and on documents that they believe are genuine.

DESCRIPTION OF WARRANTS

        Plum Creek may issue warrants for the purchase of preferred stock or common stock.

        The warrants will be issued under a warrant agreements to be entered into between Plum Creek and a bank or trust company, as warrant agent, all to be set forth in the applicable prospectus supplement relating to any or all warrants in respect of which this Prospectus is being delivered. Copies of the form of agreement for each warrant, including the forms of certificates representing the warrants reflecting the provisions to be included in such agreements that will be entered into with respect to the particular offerings of each type of warrant are filed as exhibits to the registration statement of which this prospectus forms a part.

        The following description sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants to which any prospectus supplement may relate and the extent, if any, to which such general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. The following summary of certain provisions of the warrants, warrant agreements and warrant certificates does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the warrant agreements and warrant certificates, including the definitions therein of certain terms.

        General.    Reference is made to the applicable prospectus supplement for the terms of warrants in respect of which this prospectus is being delivered, the warrant agreement relating to such warrants and the warrant certificates representing such warrants, including the following:

  •
  the type and number of shares of preferred stock or common stock purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

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  the date, if any, on and after which such warrants and related offered securities will be separately tradeable;

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  the offering price of such warrants, if any;

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  the initial price at which such shares may be purchased upon exercise of warrants and any provision with respect to the adjustment thereof;

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  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

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  a discussion of the material United States federal income tax considerations applicable to the ownership or exercise of warrants;

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  call provisions of such warrants, if any;

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  any other terms of the warrants;

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  anti-dilution provisions of the warrants, if any; and

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  information relating to any preferred stock purchasable upon exercise of such warrants.

        The warrant certificates will be exchangeable for new warrant certificates of different denominations and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of shares of capital stock purchasable upon such exercise, and will not be entitled to any dividend payments on such capital stock purchasable upon such exercise.

        Exercise of Warrants.    Each warrant will entitle the holder to purchase for cash such number of shares of preferred stock or common stock, as the case may be, at such exercise price as shall, in each case, be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the warrants offered thereby. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to 5:00 p.m., New York City time, on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m., New York City time, on the expiration date, unexercised warrants will become void.

        Warrants may be exercised as set forth in the applicable prospectus supplement relating thereto. Upon receipt of payment and the warrant certificates properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, Plum Creek will, as soon as practicable, forward a certificate representing the number of shares of capital stock purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of stock warrants.

PLAN OF DISTRIBUTION

        Plum Creek may sell common stock, preferred stock or depositary shares, and the Plum Creek Operating Partnership may sell any series of debt securities in one or more of the following ways from time to time:

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  to or through underwriters or dealers;

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  by itself directly;

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  through agents; or

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  through a combination of any of these methods of sale.

        The prospectus supplements relating to an offering of offered securities will set forth the terms of such offering, including:

  •
  the name or names of any underwriters, dealers or agents;

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  the purchase price of the offered securities and the proceeds to Plum Creek or the Plum Creek Operating Partnership from the sale;

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  any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; and

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  any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such offered securities may be listed.

        Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        If underwriters are used in the sale, the underwriters will acquire the offered securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

        In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below:

  •
  A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security;

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  A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering; and

  •
  A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

        These transactions may be effected on the New York Stock Exchange, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

        If a dealer is used in the sale, Plum Creek or the Plum Creek Operating Partnership will sell such offered securities to the dealer, as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by that dealer at the time for resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

        Offered securities may be sold directly by Plum Creek or the Plum Creek Operating Partnership to one or more institutional purchasers, or through agents designated by Plum Creek or the Plum Creek Operating Partnership from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Plum Creek or the Plum Creek Operating Partnership to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

        Underwriters, dealers and agents may be entitled under agreements entered into with Plum Creek or the Plum Creek Operating Partnership to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for Plum Creek or the Plum Creek Operating Partnership in the ordinary course of business.

        Other than Plum Creek's common stock, which is listed on the New York Stock Exchange, each of the securities issued hereunder will be a new issue of securities, will have no prior trading market, and may or may not be listed on a national securities exchange or the Nasdaq Stock Market. Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. Any underwriters to whom Plum Creek or the Plum Creek Operating Partnership sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that there will be a market for the offered securities.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain federal income tax consequences relating to our taxation and qualification as a REIT. The information in the discussion below is based on current provisions of the Internal Revenue Code, existing, temporary and currently proposed Treasury Regulations thereunder, the legislative history of the Internal Revenue Code, existing administrative interpretations and practices of the Internal Revenue Service, and judicial decisions, all of which are subject to change either prospectively or retroactively. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations or judicial decisions will not significantly change the current law or adversely affect existing interpretations of current law. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. Except as otherwise indicated, no advance ruling has been or will be sought from the Internal Revenue Service regarding any matter discussed in this prospectus. The summary is also based upon the assumption that the operation of Plum Creek, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreement.

General

        Under federal income tax law, if certain detailed conditions imposed by the Internal Revenue Code and the related Treasury Regulations are satisfied, an entity that invests principally in real estate and that would otherwise be subject to tax as a corporation may elect to be treated as a REIT for federal income tax purposes. These conditions relate, in part, to the nature of the entity's assets and income. Provided Plum Creek qualifies to be subject to tax as a REIT, it will generally not be subject to federal corporate income tax on taxable income that it distributes currently to stockholders. This treatment substantially eliminates "double taxation." Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when such income is distributed.

        Plum Creek has elected to be treated for tax purposes as a REIT commencing with its taxable year ending on December 31, 1999. Plum Creek believes that it was organized and has operated in such a manner as to qualify for taxation as a REIT, and intends to continue to operate in such a manner. No assurance can be given, however, that it was organized and has operated in such a manner as to qualify as a REIT. Plum Creek has, however, as described more fully under "Income Tests" below, received a private letter ruling from the Internal Revenue Service substantially to the effect that its timberlands, including those timberlands that are subject to timber cutting contracts, will be considered qualifying real estate assets or interests in real property for purposes of the REIT asset tests discussed below, and that the gains derived by Plum Creek from timber cutting contracts will be from the sale of real property for purposes of the REIT gross income tests.

        Plum Creek has received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Plum Creek, to the effect that commencing with its taxable year ending December 31, 1999, Plum Creek has been organized in conformity with the requirements for qualification and taxation as a REIT and its proposed method of operation would enable Plum Creek to continue to meet the requirements for qualification as a REIT. The opinion is based upon facts, representations and assumptions as of its date, and Skadden, Arps, Slate, Meagher & Flom LLP has no obligation to advise Plum Creek or holders of Plum Creek securities of any subsequent change in the matters stated, represented or assumed or any subsequent change in applicable law. Qualification and taxation as a REIT will depend upon Plum Creek's ability to meet on an ongoing basis (through actual annual operating results, its asset base, distribution levels and diversity of share ownership) the various qualification tests imposed under the Internal Revenue Code discussed below, the results of which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP on a continuing basis. No assurance can be given that the actual results of Plum Creek's operations for any particular taxable year will satisfy such requirements, and an opinion of counsel is not binding upon the Internal Revenue Service. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "—Failure to Qualify as a REIT."

        The sections of the Internal Revenue Code and the corresponding Treasury Regulations relating to the taxation of REITs and their stockholders are highly technical and complex. The following discussion sets forth the material aspects of the rules that govern the federal income tax treatment of a REIT. This summary is based on current United States law, including the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, which changes may apply retroactively.

        Provided Plum Creek qualifies for taxation as a REIT, it will generally not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that Plum Creek currently distributes to stockholders. The REIT provisions of the Internal Revenue Code generally allow a REIT to deduct dividends paid to its stockholders. This deduction for dividends substantially eliminates the "double taxation" at the corporate and stockholder levels that generally results from investment in a regular corporation. Tax legislation enacted in 2003 generally lowers the rate at which stockholders who are individuals are subject to tax on corporate dividends, from a maximum of 35% (as ordinary income) to a maximum of 15% (the same as long-term capital gains), for the 2003 through 2008 tax years, thereby substantially reducing though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by stockholders from Plum Creek or from other entities that are subject to tax as REITs may continue to be subject to tax at rates applicable to ordinary income, which, under current law, will be as high as 35% through 2010. Nevertheless, Plum Creek's dividends have generally consisted of a portion that constitutes a return of capital, which would not be subject to tax, and a portion that qualifies as a capital gain dividend, which would be subject to tax at a maximum rate of 15%. Plum Creek will, however, be subject to federal income tax under certain circumstances, including the following:

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  Plum Creek will be subject to tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. See, however, "Annual Distribution Requirements" with respect to its ability to elect to treat as having been distributed to stockholders certain of its capital gains upon which it has paid taxes, in which event the taxes that Plum Creek has paid with respect to such income would be available as a credit or refund to stockholders;

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  Plum Creek may be subject to the "alternative minimum tax" on certain of its items of tax preference;

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  If Plum Creek has (1) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, Plum Creek will be subject to tax at the highest corporate rate on such income. In general, foreclosure property is property acquired through foreclosure after a default on a loan secured by the property or on a lease of the property;

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  Plum Creek will be required to pay a 100% tax on any net income from prohibited transactions. In general, prohibited transactions are sales or other taxable dispositions of property, other than foreclosure property, held for sale to customers in the ordinary course of business;

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  If Plum Creek fails to satisfy the 75% gross income test or the 95% gross income test as discussed below, but Plum Creek has maintained its qualification as a REIT because certain other requirements have been met, Plum Creek will be subject to a 100% tax on an amount equal to (1) the gross income attributable to the greater of the amount by which Plum Creek fails the 75% or 95% gross income test multiplied by (2) a fraction intended to reflect its profitability;

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  Similarly, pursuant to provisions in recently enacted legislation that take effect in 2005, if Plum Creek should fail to satisfy the asset or other requirements applicable to REITs, as described below, yet nonetheless maintain its qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, Plum Creek may be subject to an excise tax. In that case, the amount of the tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure;

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  Plum Creek will be required to pay a 4% excise tax on the amount by which its annual distributions to stockholders are less than the sum of (1) 85% of its ordinary income for the year, (2) 95% of its REIT capital gain net income for the year, other than capital gain income Plum Creek elects to retain and pay tax on and (3) any undistributed taxable income from prior periods, other than capital gains from such years which Plum Creek elected to retain and pay tax on;

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  A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between a REIT and a taxable REIT subsidiary if and to the extent that the Internal Revenue Service successfully adjusts the reported amounts of these items; and

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  If Plum Creek acquires an asset from a corporation that was subject to tax under subchapter C of the Internal Revenue Code in a transaction in which the adjusted tax basis of the asset in the hands of Plum Creek is determined by reference to the adjusted tax basis of the asset in the hands of the transferor corporation, then under recently issued temporary Treasury Regulations, the transferor corporation would generally be required to recognize any built-in gain that would have been realized if it had sold all of its assets at their respective fair market values and immediately liquidated on the day before the date of the transfer. The regulations provide, however, that in lieu of taxation of the transferor corporation as described immediately above, Plum Creek may make an irrevocable election to be subject to tax at the highest regular corporate tax rate then applicable on the built-in gain recognized upon a subsequent disposition of any such assets during the ten-year period following their acquisition from the transferor corporation. Plum Creek has made such an election with respect to timberlands that it has acquired in the past. The Internal Revenue Service has issued a revenue ruling that clarifies that the income derived from the harvesting and sale of timber pursuant to timber cutting contracts (as opposed to the gain derived from the sale of timberlands) will not be subject to the built-in gains tax. Thus, Plum Creek is not subject to the built-in gains tax on the income it derives from the harvesting and sale of timber from such timberlands. A subsequent sale of such timberlands, however, would be subject to the built-in gains tax.

Requirements for Qualification

        Plum Creek has elected to be treated as a REIT beginning with its taxable year ended December 31, 1999. In order to continue to qualify as a REIT, Plum Creek must meet the requirements discussed below relating to its organization, sources of income, nature of assets and distributions of income.

Organizational Requirements

        Plum Creek's stock must be held by at least 100 persons and no more than 50% of the value of its capital stock may be owned, directly or indirectly, by five or fewer individuals (as specially defined for these purposes) at all times during the last half of the taxable year. For these purposes, certain entities such as private foundations are treated as an individual. Plum Creek must satisfy these stock ownership requirements in its second taxable year and in each subsequent taxable year. Plum Creek's certificate of incorporation provides for certain restrictions regarding the transfer of its capital stock in order to aid in meeting the stock ownership requirements, but these restrictions cannot ensure that Plum Creek will in all cases comply with these ownership requirements.

        To monitor its compliance with the stock ownership requirements, Plum Creek is required to maintain records regarding the actual ownership of its stock. To do so, Plum Creek must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the stock (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand must be maintained as part of its records. A stockholder who fails or refuses to comply with the demand must submit a statement with its federal income tax return disclosing the actual ownership of the stock and certain other information.

Income Tests

        In order to maintain qualification as a REIT, Plum Creek must annually satisfy two gross income requirements. First, for each taxable year Plum Creek must derive, directly or indirectly, at least 75% of its gross income (excluding gross income from "prohibited transactions") from investments relating to real property or mortgages on real property (including "rents from real property" and "gain from the sale or other disposition of real property") other than property held primarily for sale to customers in the ordinary course of business or from certain types of temporary investments. Second, for each taxable year Plum Creek must derive, directly or indirectly, at least 95% of its gross income (excluding gross income from "prohibited transactions") from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

        In addition, if Plum Creek should realize any net income from the sale or other disposition of property held primarily for sale to customers in the ordinary course of business (including its share of any such gain realized by any partnership in which Plum Creek is a partner) then such income would be treated as income from a "prohibited transaction" and would not count towards satisfying the 95% and 75% gross income tests. Such income would also be subject to a 100% penalty tax. Plum Creek attempts to conduct any activities that could give rise to a prohibited transaction through its taxable REIT subsidiaries. For example, the manufacture and sale of wood products, certain types of timberland sales, sales of logs, and lump-sum sales of timber are conducted through one or more taxable REIT subsidiaries. Under existing law, whether property is held primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. Because of the inherently factual nature of the determination, Plum Creek may not always be successful in limiting such activities to its taxable REIT subsidiaries. Thus, it could be subject to the 100% prohibited transaction tax if such activities were conducted by the REIT.

        Recently-enacted legislation is generally expected to reduce the risk that Plum Creek would be subject to the prohibited transaction tax with respect to some of its sales of timberlands that take place in Plum Creek's tax year beginning in 2005. Under this legislation, sales of timberlands that satisfy certain requirements specified in the Code would not constitute a prohibited transaction. The principal requirements that have to be satisfied are that (i) the timberlands sold during a tax year can not have an aggregate tax basis that exceeds 10 percent of the aggregate tax bases of all of Plum Creek's assets as of the beginning of the relevant tax year and (ii) Plum Creek's development expenses with respect to such timberlands for the four years prior to the sale and Plum Creek's marketing expenses with respect to such sales can not exceed certain specified limits. Plum Creek intends to conduct its activities so that its sales of timberlands (other than those undertaken by its taxable REIT subsidiaries) qualify for this safe harbor.

        Rents that Plum Creek receives will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. Substantially all of the rental income that Plum Creek has received in the past and is anticipated to receive in the future is derived from certain farmlands and grazing lands, from certain hunting leases and from renting rights of ways through its properties. It is anticipated that any income Plum Creek receives from such leases and properties will constitute "rents from real property" under the applicable rules. While it is not expected that Plum Creek will receive a substantial amount of rental income, Plum Creek will take steps to ensure that any such rental income will qualify as "rents from real property" for purposes of the 75% and 95% gross income tests.

        Plum Creek has received a private letter ruling from the Internal Revenue Service substantially to the effect that its timberlands, including those timberlands that are subject to timber cutting contracts, will be considered qualifying real estate assets or interests in real property for purposes of the REIT asset tests, and that the gains derived by Plum Creek from timber cutting contracts will be from the sale of real property for purposes of the REIT gross income tests. In reaching these conclusions, the Internal Revenue Service expressly relied upon a representation from Plum Creek that its disposals of timber pursuant to these timber cutting contracts will qualify as disposals of timber under section 631(b) of the Internal Revenue Code. In connection with this representation, Plum Creek has received an opinion of Skadden, Arps, Slate, Meagher & Flom, LLP, substantially to the effect that its disposal of timber pursuant to these timber cutting contracts will qualify for treatment under section 631(b) of the Internal Revenue Code.

        If Plum Creek fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, Plum Creek may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions will generally be available if:

  •
  Plum Creek's failure to meet such tests was due to reasonable cause and not due to willful neglect; and

  •
  Plum Creek attaches a schedule of the sources of its income to its federal income tax return.

        It is not possible, however, to state whether in all circumstances Plum Creek would be entitled to the benefit of these relief provisions. As discussed above in "—General," even if these relief provisions apply, a tax would be imposed with respect to the excess gross income.

        The Treasury Regulations provide that if Plum Creek is a partner in a partnership, it will be deemed to own its proportionate share of the assets of the partnership, and it will be deemed to be entitled to its proportionate share of the gross income of the partnership. In addition, the character of the assets and gross income of the partnership generally retains the same character in its hands for purposes of satisfying the gross income tests and the asset tests.

Asset Tests

        At the close of each quarter of its taxable year, Plum Creek must satisfy the following three tests relating to the nature of its assets:

  •
  at least 75% of the value of its total assets must be represented by real estate assets including (1) its allocable share of real estate assets held by partnerships in which Plum Creek owns an interest and (2) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering, cash, cash items and government securities;

  •
  not more than 25% of its total assets may be represented by securities other than those in the 75% asset class; and

  •
  of the investments included in the 25% asset class, the value of any one issuer's securities owned by Plum Creek may not exceed 5% of the value of its total assets, and Plum Creek may not own more than 10% of any one issuer's outstanding voting securities or more than 10% of the value of the outstanding securities of any one issuer.

        The 5% and 10% asset limitations described above do not apply to wholly owned qualified REIT subsidiary corporations, or to electing taxable REIT subsidiary corporations. The value of stock held by a REIT in taxable REIT subsidiary corporations may not, however, exceed, in the aggregate, 20% of the value of a REIT's total assets.

        As of the date of this prospectus, substantially more than 75% of the fair market value of the assets indirectly owned by Plum Creek through the Plum Creek Operating Partnership will consist of timberlands owned in fee, and Plum Creek expects that, at all times after the date of this prospectus, substantially more than 75% of the assets owned by it directly and indirectly through the Plum Creek Operating Partnership will consist of fee ownership of timberland. Accordingly, Plum Creek believes that it will be able to meet the 75% test described above on a going forward basis.

        The Plum Creek Operating Partnership owns indirectly all of the outstanding stock of its various corporate subsidiaries that are engaged in the business of purchasing and harvesting timber and manufacturing timber products. These corporate subsidiaries were formed, as part of the conversion of Plum Creek from a partnership to a REIT, to own and operate businesses that Plum Creek, as a REIT, would not be permitted to own and operate directly. Through its ownership interest in the Plum Creek Operating Partnership, Plum Creek is considered to own its pro rata share (which as of the date of this prospectus is 100%) of the stock of such corporate subsidiaries held by the Plum Creek Operating Partnership. Plum Creek has elected to treat its corporate subsidiaries as taxable REIT subsidiaries.

        The percentage limitations on the ownership of securities described above must generally be met for any quarter in which Plum Creek acquires securities of the issuer. Thus, this requirement must be satisfied not only on the date Plum Creek acquires securities of each of the corporate subsidiaries but also each time Plum Creek increases its ownership of securities of any corporate subsidiaries, including as a result of its interest in the Plum Creek Operating Partnership, the exercise by the partners of their exchange rights or otherwise. Although Plum Creek will take steps to ensure that it satisfies these tests for any quarter with respect to which testing will occur, there can be no assurance that such steps will always be successful or will not require Plum Creek to reduce its overall interest in one or more of the corporate subsidiaries. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to Plum Creek's REIT status is based on the assumption of continued compliance with these tests.

        If Plum Creek fails to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause Plum Creek to lose its REIT status if (1) Plum Creek satisfied all of the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of its assets and the asset requirements either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition (i.e., the discrepancy arose from changes in the market values of its assets). If the conditions described in clause (2) of the preceding sentence were not satisfied, Plum Creek could still avoid disqualification by eliminating any discrepancy within 30 days after the close of the quarter in which it arose.

        Legislation enacted in 2004 contains a number of provisions applicable to REITs, including relief provisions that make it easier for REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. These provisions are generally effective beginning with the 2005 tax year, except as otherwise noted below.

        One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (d) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

        A second relief provision applies to de minimis violations of the 10% and 5% asset tests, A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation do not exceed the lesser of 1% of the REIT's total assets, and $10,000,000 and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Annual Distribution Requirements

        In order to qualify as a REIT, Plum Creek is required to make distributions (other than capital gain dividends) to its stockholders in an amount at least equal to (1) the sum of (a) 90% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (2) the sum of certain items of non-cash income. These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Plum Creek timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that Plum Creek does not distribute (or Plum Creek is not treated as having distributed) all of its capital gain or Plum Creek distributes (or Plum Creek is treated as having distributed) at least 90%, but less than 100%, of its "REIT taxable income," as adjusted, Plum Creek will be subject to tax on the undistributed income at regular corporate tax rates. If Plum Creek should fail to distribute during each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain income for such year (other than capital gain income that Plum Creek elects to retain and pay tax on as provided for below) and (3) any undistributed taxable income from prior periods (other than capital gains from such years which Plum Creek elected to retain and pay tax on), Plum Creek would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

        Plum Creek may elect to retain rather than distribute its net long-term capital gains. The effect of this election is that:

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  Plum Creek would be required to pay the tax on such gains at regular corporate tax rates;

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  its stockholders, although required to include their proportionate share of the undistributed long-term capital gain in income, would receive a credit or refund for their share of the tax paid by Plum Creek; and

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  the basis of a stockholder's stock would be increased by the amount of the undistributed long-term capital gains (minus the amount of the tax on capital gains paid by Plum Creek which was included in income by the stockholder).

        It is possible that Plum Creek, from time to time, may not have sufficient cash or other liquid assets to meet the annual distribution requirements described above due to timing or other differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of such income and deduction of such expenses in arriving at its taxable income. If Plum Creek encounters this situation, it may elect to retain the capital gain and pay the tax on the gain. Nevertheless, in order to pay such tax or otherwise meet the distribution requirements, Plum Creek may find it necessary to arrange for short or possibly long-term borrowings, issue equity, or sell assets.

        Under certain circumstances, Plum Creek may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to its stockholders in a later year, which may be included in its deduction for dividends paid for the earlier year. Thus, Plum Creek may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Plum Creek will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Distribution of Acquired Earnings and Profits

        The Internal Revenue Code provides that when a REIT acquires a subchapter C corporation, the REIT may qualify as a REIT only if, as of the close of the year of acquisition, the REIT has no "earnings and profits" acquired from such acquired corporation. As a result of certain acquisitions of Subchapter C corporations that occurred in 2001, Plum Creek succeeded to the earnings and profits of the acquired Subchapter C corporations. It is possible that Plum Creek will engage in additional acquisitions of Subchapter C corporations in the future.

        Plum Creek retained independent certified public accountants to review the determination of the acquired corporations' earnings and profits for purposes of this requirement, and it believes that it has distributed all of its earnings and profits as of January 31, 2002. Any adjustments of the acquired corporations' income for taxable years ending on or before the date they were acquired, including as a result of an examination of its returns by the Internal Revenue Service, could affect the calculation of the acquired corporations' earnings and profits. Furthermore, the determination of earnings and profits requires the resolution of certain technical tax issues with respect to which there is no authority directly on point and, consequently, the proper treatment of these issues for earnings and profits purposes is not free from doubt.

        There can be no assurance that the Internal Revenue Service will not examine the tax returns of the subchapter C corporations acquired by Plum Creek and propose adjustments to increase their taxable income and therefore their earnings and profits. In this regard, the Internal Revenue Service can consider all taxable years of the acquired corporations as open for review for purposes of determining the amount of such earnings and profits. If Plum Creek failed to distribute an amount equal to the acquired corporations' earnings and profits effective on or before January 31, 2002, Plum Creek might be subject to adverse tax consequences. Distributions will be treated as first made from earnings and profits which, but for such distributions, would result in a failure to meet the requirements described above. Accordingly, based on the amounts distributed to stockholders in the 2001 tax year, Plum Creek expects that, even if the earnings and profits of the acquired corporations were subsequently to be adjusted upward by the Internal Revenue Service, the amounts distributed would exceed such earnings and profits and Plum Creek would not be subject to any adverse tax consequences. Nevertheless, such an adjustment may give rise to the imposition of the 4% excise tax on the excess of income required to be distributed and the amounts treated as distributed after application of the earnings and profits rule. See "—Annual Distribution Requirements."

        Because of the nature of a substantial portion of its income as capital gain, Plum Creek may not have to make actual additional cash distributions in excess of its normal distribution in order to meet the distribution requirement described above. Instead, Plum Creek may elect to retain its capital gains and pay tax on such gains. See "—Annual Distribution Requirements." Such an election would effectively change the portion of Plum Creek's distributions for the applicable year that would otherwise be capital gain to ordinary income.

Failure to Qualify as a REIT

        If Plum Creek fails to qualify for taxation as a REIT in any taxable year and if the relief provisions do not apply, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Plum Creek fails to qualify as a REIT will not be deductible by Plum Creek nor will they be required to be made. As a result, cash available for distribution to stockholders would be significantly reduced. In addition, if Plum Creek fails to qualify as a REIT, all distributions to stockholders will be subject to tax at a maximum rate of 15% through 2010, to the extent of its current and accumulated earnings and profits, and, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Plum Creek will also be disqualified from being eligible to be subject to tax as a REIT for the four taxable years following the year during which such qualification was lost. It is not possible to state whether in all circumstances Plum Creek would be entitled to such statutory relief.

Tax Aspects of Plum Creek's Ownership of Interests in the Operating Partnership

        As of the date of this prospectus, substantially all of Plum Creek's assets are held indirectly through the Plum Creek Operating Partnership. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Plum Creek, has delivered an opinion, substantially to the effect that the Plum Creek Operating Partnership will not be classified as an association subject to tax as a corporation, but will instead be classified as either (1) a disregarded entity if Plum Creek owns 100% of its membership interests directly or indirectly through one or more of its wholly owned subsidiaries, or (2) a partnership if, in addition to Plum Creek at least one other person that is unrelated to Plum Creek or that is not, directly or indirectly, a 100% owned disregarded entity, owns an interest in the Plum Creek Operating Partnership. Accordingly, Plum Creek will include in its income its proportionate share of the foregoing items of the Plum Creek Operating Partnership for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Plum Creek will include its proportionate share of assets held through the Plum Creek Operating Partnership.

Other Taxes

        Plum Creek, the Plum Creek Operating Partnership, any of its subsidiaries, or its stockholders may be subject to foreign, state and local tax in various countries, states and localities, including those countries, states and localities in which they transact business, own property, or reside. The state, local or foreign tax treatment of Plum Creek and its stockholders in those jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective holders of Plum Creek common stock should consult their tax advisors regarding the effect of foreign, state and local tax laws upon the ownership and disposition of Plum Creek common stock in light of their individual investment circumstances.

Legislative or Other Actions Affecting REITs

        The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in Plum Creek or the Plum Creek Operating Partnership.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, and in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed (other than information in such documents that is deemed not to be filed).

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  Our Annual Report on Form 10-K for the year ended December 31, 2004 (filed March 4, 2005);

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  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (filed May 9, 2005); our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (filed August 2, 2005); and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (filed November 1, 2005); and

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  Our Current Report on Form 8-K dated January 13, 2005 (filed January 20, 2005); our Current Report on Form 8-K dated January 31, 2005 (filed January 31, 2005); our Current Report on Form 8-K dated February 9, 2005 (filed February 15, 2005); our Current Report on Form 8-K dated March 28, 2005 (filed April 1, 2005); our Current Report on Form 8-K dated June 20, 2005 (filed June 24, 2005); our Current Report on Form 8-K dated August 2, 2005 (filed August 3, 2005); and our Current Report on Form 8-K dated September 30, 2005 (filed October 5, 2005).

        You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

Plum Creek Timber Company, Inc.
999 Third Avenue, Suite 4300
Seattle, Washington 98104
Attention: Director of Investor Relations
Telephone No.: 1-800-858-5347

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

LEGAL MATTERS

        Certain tax matters will be passed upon for Plum Creek by Skadden, Arps, Slate, Meagher & Flom LLP. The validity of the securities offered hereby will be passed upon for Plum Creek and for the Plum Creek Operating Partnership by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

        The consolidated financial statements of Plum Creek Timber Company, Inc. and Plum Creek Timberlands, LP. included in Plum Creek Timber Company, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2004, and Plum Creek Timber Company, Inc.'s management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such financial statements and management's assessment are, and audited financial statements and management's assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management's assessments (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

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ABOUT THIS PROSPECTUS SUPPLEMENT
SUMMARY
The Partnership and Plum Creek
The Offering
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF NOTES
UNDERWRITING
LEGAL MATTERS

ABOUT THIS PROSPECTUS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
PLUM CREEK AND THE PLUM CREEK OPERATING PARTNERSHIP
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF PLUM CREEK OPERATING PARTNERSHIP DEBT SECURITIES
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF COMMON STOCK
PROVISIONS OF DELAWARE LAW APPLICABLE TO PREFERRED STOCK AND COMMON STOCK
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF WARRANTS
PLAN OF DISTRIBUTION
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS